UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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Exchange Act of 1934
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West Marine, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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PROXY STATEMENT
ELECTION OF DIRECTORS
EQUITY COMPENSATION PLAN INFORMATION
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN TRANSACTIONS
AMENDMENT TO ASSOCIATES STOCK BUYING PLAN
SELECTION OF INDEPENDENT AUDITORS
OTHER MATTERS
ANNUAL REPORT ON FORM 10-K
STOCKHOLDER PROPOSALS
COST OF SOLICITATION
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Dear Fellow Stockholders:
     You are cordially invited to attend the 2009 Annual Meeting of Stockholders of West Marine, Inc. to be held at our company support center, 500 Westridge Drive, Watsonville, California, on Wednesday, May 20, 2009 at 10:30 a.m., Pacific time (“Annual Meeting”).
     This year, we have implemented the Securities and Exchange Commission’s new “E-Proxy Rules” and decided to use what is known as the “Notice and Access Option.” We believe this new E-Proxy process will expedite your receipt of our 2009 Proxy Statement and our 2008 Annual Report on Form 10-K (collectively, “Proxy Materials”), lower our printing and delivery costs, and help reduce our impact on the environment. Under the new procedures, instead of mailing a printed copy of our Proxy Materials to each of our stockholders, we are now furnishing these Proxy Materials on the Internet. Accordingly, you will receive only a one-page, double-sided notice (the “Notice”), being mailed to stockholders on April 9, 2009, regarding the Internet availability of our Proxy Materials. The Notice and Proxy Materials explain the matters indicated below to be voted on at our 2009 Annual Meeting and provide you with instructions for accessing the Proxy Materials, and for voting in person, via the Internet or by phone. This Notice also provides information on how you may obtain paper copies of our Proxy Materials free of charge, if you so choose. Please read the Notice so you will be informed about the business to come before the meeting. Your vote is important to us.
On behalf of the Board of Directors, I urge you take advantage of our Internet or telephone voting system as soon as possible, even if you plan to attend the Annual Meeting. Following are the proposals to be voted upon at the Annual Meeting:
(1)	To elect seven directors;

(2)	To amend the West Marine, Inc. Stock Buying Plan; and

(3)	To ratify the selection of Deloitte & Touche LLP, independent registered public accounting firm, as the independent auditors for the fiscal year ending January 2, 2010.
Our Board of Directors recommends that you vote “FOR” each of the proposals.
Sincerely,
/s/ Randolph K. Repass
Randolph K. Repass
Chairman of the Board
Watsonville, California
April 9, 2009

500 Westridge Drive
Watsonville, California 95076-4100
(831) 728-2700

PROXY STATEMENT
2009 Annual Meeting of Stockholders

Notice of Electronic Availability of Proxy Statement and Annual Report on Form 10-K.
     As permitted by rules adopted by the Securities and Exchange Commission, we are making this Proxy Statement and our Annual Report on Form 10-K for the year ended January 3, 2009 (collectively, “Proxy Materials”) available to our stockholders electronically via the Internet. On April 9, 2009, we mailed to our stockholders a Notice of Annual Meeting of Stockholders and Important Notice Regarding the Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access these Proxy Materials and vote over the Internet or by phone. Stockholders as of the record date for this year’s annual meeting should receive a Notice by mail and will not receive a printed copy of the Proxy Materials in the mail. If you would like to receive a printed copy of our Proxy Materials, instructions for ordering paper delivery of these Proxy Materials at no charge can be submitted via telephone, Internet or email in accordance with the instructions contained in the Notice.
Solicitation and Revocability of Proxies
     Our Board of Directors (“Board” or individually, each a “Director”) is furnishing this Proxy Statement to solicit proxies to be used at West Marine’s Annual Meeting of Stockholders to be held on May 20, 2009 (“Annual Meeting”), at the time and place and for the purposes set forth in the Notice, and at any adjournment of the meeting. The Proxy Materials were first available for our stockholders to access online at www.envisionreports.com/wmar on April 9, 2009 (or, for those stockholders requesting paper copies, sent for delivery if requested at least 10 days before the Annual Meeting).
     Each valid proxy received in time will be voted at the Annual Meeting in accordance with the choice specified, if any. Valid proxies include all properly executed written proxy cards and all properly completed proxies voted by telephone or over the Internet pursuant to this solicitation that were not later timely revoked. All proxies received that are executed but not voted will be voted as recommended by the Board.
     Any proxy duly given pursuant to this solicitation may be revoked by you in accordance with the following procedures, at any time prior to the voting of the proxy at the Annual Meeting or any adjournment thereof. A proxy may be revoked (i) by written notice delivered to the Secretary of West Marine stating that the proxy is revoked, (ii) by a later dated proxy signed by the same person who signed the earlier proxy and delivered to the Secretary of West Marine, (iii) by using the telephone or Internet voting procedures before 11:00 p.m., Pacific Time, on May 19, 2009, or (iv) by attendance at the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy.
Purposes of the Annual Meeting
     Our Annual Meeting will consider important matters outlined in the Notice. We are providing the Proxy Materials to you in connection with the solicitation of proxies by our Board of Directors. Our Board asks that you authorize your proxies to vote as the Board recommends.

Voting by Proxy
     You may vote your shares in one of the following ways: (1) in person at the Annual Meeting; (2) if you requested and received your Proxy Materials by mail, you may vote by completing, signing and returning your proxy card to us in the postage-paid envelope provided with the Proxy Materials; (3) by voting electronically using a touch-tone telephone 800-652-8683; or (4) by using the Internet to vote your shares at www.envisionreports.com/wmar. If you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. If you choose to use the Internet or telephone to vote, you must do so by 11:00 p.m., Pacific time, on May 19, 2009, the day before our Annual Meeting takes place.
     Delaware law permits electronically transmitted proxies, provided that each such proxy contains, or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder. The voting procedures available to registered stockholders for the Annual Meeting are designed to authenticate each stockholder by use of a control number, to allow stockholders to vote their shares, and to confirm that their instructions have been properly recorded.
     If you choose to vote by mail, you may vote by completing and signing the proxy card that you requested and promptly mailing it. The shares you own will be voted according to the instructions on the proxy card you mail. If you sign and return the proxy card, but do not give any instructions on a particular matter described in this Proxy Statement, the shares you own will be voted in accordance with the recommendations of our Board of Directors. If you choose to vote by mail, your vote must be received by 10:00 a.m., Pacific time, on May 20, 2009.
     If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.
Voting Securities
     Only stockholders of record on the books of West Marine as of the close of business on March 23, 2009, which has been fixed as the record date in accordance with our bylaws, will be entitled to vote at the Annual Meeting.
     As of the close of business on March 23, 2009, there were outstanding 22,115,373 shares of common stock of West Marine, each share of which is entitled to one vote. The presence at the Annual Meeting in person or by proxy of holders of a majority of the issued and outstanding shares of common stock will constitute a quorum for the transaction of business at the meeting or any adjournment thereof, unless notice of the adjournment provides otherwise in accordance with our bylaws. Of the shares present at the Annual Meeting, in person or by proxy, and entitled to vote, the affirmative vote of the majority is required for the election of Directors, to amend the West Marine, Inc. Associates Stock Buying Plan, and to ratify the selection of our independent registered public accounting firm for fiscal year ending January 2, 2010 (“fiscal year 2009”).
     Votes cast in person or by proxy at the Annual Meeting will be tabulated by the election inspector appointed for the meeting, and the election inspector will determine whether or not a quorum is present. For purposes of determining the presence of a quorum, the election inspector will treat abstentions and broker non-votes as shares that are present and entitled to vote.
     If you are a beneficial owner and hold your shares in “street name” through a broker and do not return the voting instruction card, or otherwise do not instruct the broker with respect to a particular proposal, the broker or other nominee will determine if it has the discretionary authority to vote on a particular proposal. Under applicable rules, brokers have the discretion to vote on routine matters, such as the ratification of the selection of accounting firms, but do not have discretion to vote on non-routine matters. Accordingly, a broker non-vote occurs if the broker has indicated on the proxy card that it does not have discretionary authority to vote on a particular proposal.
     With respect to the election of Directors, a stockholder may vote “For” or “Withhold Authority.” Votes indicating “Withhold Authority” will be counted as a vote against the nominee or slate of nominees. For all other proposals, a stockholder may indicate “For,” “Against” or “Abstain.” An abstention will have the effect of a vote against the applicable proposal. Similarly, if a broker indicates on the proxy that it does not have discretionary authority to vote on a particular matter, such broker non-vote will have the same effect as a vote against the applicable proposal.

ELECTION OF DIRECTORS
(Proposal No. 1)
     Seven Directors are to be elected at the Annual Meeting to hold office until the 2010 Annual Meeting of Stockholders or until their respective successors shall have been elected and qualified. The persons named below are nominees for election, and each of the nominees is currently a Director. The persons named as proxies intend (unless authority is withheld) to vote for the election of all the nominees as Directors.
     The Board of Directors has no reason to believe that any nominee for Director would be unable or unwilling to serve as a Director. If at the time of the Annual Meeting, or any adjournment thereof, any nominee is unable or unwilling to serve as a Director of West Marine, the persons named in the proxy intend to vote for such substitute nominee as may be nominated by the Governance and Compensation Committee and approved by the Board of Directors or as otherwise directed by the Board of Directors, unless directed by the proxy to do otherwise.
     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.
     The following information regarding the nominees, their occupations, employment history and directorships in certain companies is as reported by the respective nominees.

Nominees for Director	Business Experience During Past Five Years and Other Information

Randolph K. Repass	Mr. Repass, 65, has served as Chairman of the Board of West Marine since its founding in 1968. He also has served as Chief Executive Officer, from 1968 to April 1995 and from July 1998 to November 1998, and as President, from 1968 to 1990 and from August 1993 to March 1994. Mr. Repass served as a member of the board of New England Ropes, Inc. until June 30, 2007. He also has served as a director and President of Sail America, the sailing industry association, and as a director of the National Marine Manufacturers Association. Mr. Repass’ boating background includes sailboat racing and cruising on sail and power boats.

Geoffrey A. Eisenberg	Mr. Eisenberg, 56, has served as a Director of West Marine since 1977 and was appointed its Chief Executive Officer and President in December 2007. Mr. Eisenberg also served West Marine in numerous senior executive positions from 1976 until 1994. From January 1995 to December 2000, Mr. Eisenberg served as a senior consultant to West Marine. From December 2000 until December 2007, Mr. Eisenberg was a part-time, on-call employee of West Marine, available for special projects. Mr. Eisenberg served as Chief Executive Officer of Salz Leathers Inc. from December 2000 until December 2007 and, from 1997 until 2000, he served as Chief Executive Officer of Greenhorn Creek Associates, a real estate and golf development company. Prior to his appointment as West Marine’s Chief Executive Officer and President, Mr. Eisenberg was a consultant and advisor to a number of companies, specializing in chief executive officer training and professional management development. Mr. Eisenberg serves on the board of directors of Logispring Investments, a privately-owned supply chain venture capital investment company, and is a member of the Advisory Board of the Retail Management Institute at Santa Clara University. Mr. Eisenberg served on the board of directors of LiveOps Inc. until the end of July 2008. An experienced sailor, Mr. Eisenberg has extensive experience in both local and long-distance ocean racing and cruising.

Nominees for Director	Business Experience During Past Five Years and Other Information

David McComas	Mr. McComas, 66, has served as a Director of West Marine since 1996, is a member of the Governance and Compensation Committee and also serves as the presiding independent director. Mr. McComas served as President and Chief Executive Officer from July 2001, and as Chairman from January 2004, of Eye Care Centers of America, Inc., until his retirement on December 31, 2007. Mr. McComas also had served as its President and Chief Operating Officer from July 1998 to July 2001. From June 1991 to July 1998, Mr. McComas served as Western Region President and Corporate Vice President and held several other senior management positions with Circuit City Stores, Inc. Mr. McComas has been a boater since acquiring his first boat when he was 12 years old. He is an avid fisherman and has participated in various saltwater bill fishing tournaments over the years on both the east and west coasts. His current boat is a power sport fisher.

Alice M. Richter	Ms. Richter, 55, has served as a Director of West Marine since 2005 and chair of the Audit Committee. Ms. Richter was a certified public accountant with KPMG LLP for 26 years, until her retirement in June 2001. Ms. Richter joined KPMG’s Minneapolis office in 1975 and was admitted to the KPMG partnership in 1987. During her tenure at KPMG, she served as the National Industry Director of KPMG’s U.S. Food and Beverage practice and also served as a member of the Board of Trustees of the KPMG Foundation from 1991 to 2001. Ms. Richter also serves on the board of directors of: G&K Services, Inc., a publicly-held company, where she is chair of the audit committee; Fingerhut Direct Marketing, Inc., a privately-held company, which she joined in 2007 and serves as chair of the audit committee; and Thrivent Financial for Lutherans, a non-profit financial services membership organization, which she joined in 2007 and serves as an audit committee member and member of the technology committee. As an avid water skier, she is never far from a boat.

Peter Roy	Mr. Roy, 52, has served as a Director of West Marine since 2001 and is a member of the Audit Committee. Mr. Roy is an entrepreneur and business advisor to companies in the healthy lifestyle industry. From 1993 to 1998, Mr. Roy served as President of Whole Foods Market, Inc., a natural food products retailer, and for five years prior to that served as its President of the West Coast Region. Mr. Roy also is a director of United Natural Foods, Inc., where he is a member of the compensation committee and finance committee. Mr. Roy is a strategic advisor to North Castle Partners, a private equity fund, and was formerly Chairman of the National Outdoor Leadership School, a non-profit wilderness education school. He is a life-long boater having grown up on the marshes of southern Louisiana. He currently lives on the Inter-coastal waterway in South Carolina with a boat always nearby.

Daniel J. Sweeney, Ph.D.	Dr. Sweeney, 66, has served as a Director of West Marine since 2001 and is chair of the Governance and Compensation Committee. Dr. Sweeney is an adjunct professor at the Daniels College of Business at the University of Denver and a director of Shoe Sensation, Inc., a privately-held retail shoe store chain. From June 1995 to June 2000, Dr. Sweeney served as Vice President, Global Consulting, for IBM Global Services, a technology services company. Prior to joining IBM, Dr. Sweeney was Chairman of the Management Horizons Division of Price Waterhouse LLP (now Pricewaterhouse-Coopers), which provided research and consulting services to the retailing industry. Dr. Sweeney also is an author and commentator on the retailing and consumer marketing industries and has served as an advisor to leading firms in the industry. Dr. Sweeney is President, director and co-founder of The Center for Corporate Excellence, and a member of the Advisory Board of the Retail Management Institute at Santa Clara University. Dr. Sweeney is an avid outdoorsman pursuing a number of activities including fly fishing, mountain and road biking, outdoor photography, summer and winter hiking and both Nordic and alpine skiing from his home in the Colorado mountains.

Nominees for Director	Business Experience During Past Five Years and Other Information

William U. Westerfield	Mr. Westerfield, 77, has served as a Director of West Marine since 2000 and is a member of the Audit Committee. In 1992, Mr. Westerfield retired as an audit partner of Price Waterhouse LLP (now PricewaterhouseCoopers) after having been with the firm for 36 years and serving as an audit partner for 27 years. In addition to serving on West Marine’s board, Mr. Westerfield currently serves as a director and member of the audit committee, the compensation committee, and the nominating and governance committee of Gymboree Corporation, and as director and audit committee chairman of Lifetime Brands, Inc., each of which is a publicly-held company. Mr. Westerfield lived and worked for many years in the Caribbean, including Puerto Rico and the Dominican Republic, during which time he participated in extensive sailboat racing and cruising. His sailing activities have taken him throughout the Caribbean, the eastern United States and Bermuda, and include a trans-Atlantic crossing. A long standing New York Yacht Club member, Mr. Westerfield received the NYYC Cruising Award in 1988. He also is a member of the Naples Yacht Club. Mr. Westerfield is a former commodore of Club Nautico de Puerto Rico, and was a racing participant and official of the Jersey Ocean Racing Club and the Atlantic Highlands Yacht Club, and member of the U.S. Power Squadron. He also serves on the board of the Friends of Bermuda Maritime Museum.
Board of Directors and Committees
     During fiscal year 2008, the Board of Directors held four regular meetings and six special meetings. The Board has an Audit Committee and a Governance and Compensation Committee. Each Director attended at least 90% of the total number of meetings of the Board and meetings of the committees on which each Director served during fiscal year 2008. The nominating functions are performed by the Governance and Compensation Committee.
     The Board has affirmatively determined that Messrs. McComas, Roy, Sweeney and Westerfield and Ms. Richter are independent Directors, as defined by the NASDAQ Stock Market rules.
     Each Director is expected to attend and participate in, either in person or by means of telephonic conference, all scheduled Board meetings and meetings of committees on which such Director is a member, unless attendance is excused due to unavoidable conflict, illness or other valid excuse. All members of the Board attended last year’s Annual Meeting, and members of the Board are encouraged to attend the Annual Meeting each year.
Stockholder Communications
     West Marine has developed the following policy statements: Internal Process for Handling Communications to Directors (Non-Audit Committee) and Internal Process for Handling Communications to the Audit Committee. These policy statements describe West Marine’s process for collecting, organizing and relaying communications from its associates, stockholders and other interested parties to members of the Board of Directors or members of the Board’s standing committees. Such communications can be sent by writing to the following address:
West Marine, Inc.
c/o Secretary
500 Westridge Drive
Watsonville, California 95076
Stockholders and other interested parties also may email members of the Board of Directors at bod@westmarine.com.
     As described in the director communication policy statements, the Secretary of West Marine will summarize all correspondence received and periodically forward summaries to the Board. Members of the Board may at any time request copies of any such correspondence. Communications may be addressed to the attention of the Board, a standing committee of the Board, or any individual member of the Board or a committee. Communication that is primarily commercial in nature or relates to an improper or irrelevant topic may be filtered out and disregarded (without providing a copy to the Directors or advising them of the communication), or may otherwise be handled in the Secretary’s discretion. Additionally, the Secretary may handle routine business communications and will provide a copy of the original communication to the Chairman of the Board (or to the presiding independent Director, or to the chair of the appropriate Board committee) and advise such Director of any action taken.

     West Marine associates, stockholders and other interested parties may report any concerns about company activities, including concerns regarding accounting, internal controls over financial reporting or auditing matters, violations of any rule or regulation of the Securities and Exchange Commission or any provision of federal law relating to fraud against stockholders, and violations of matters covered by the company’s Code of Ethics, to West Marine’s general counsel. Alternatively, such concerns may be reported anonymously through the “Network Hotline” by calling 1-800-241-5689. A summary report relative to any such matters will be delivered to the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters. A copy of each director communication policy statement is available on West Marine’s website at http://www.westmarine.com/ under “Investor Relations,” or a printed copy can be obtained by writing to the Secretary, West Marine, Inc., 500 Westridge Drive, Watsonville, California 95076.
Code of Ethics
     West Marine has a Code of Ethics that covers all associates, officers and Directors and includes provisions regarding proper business conduct and ethics ranging from restrictions on gifts, compliance with applicable law and avoidance of conflicts of interest, and a separate Code of Ethics for Senior Financial Officers (which covers our Chief Executive Officer, Chief Financial Officer, Operations Controller and Financial Controller). Each code is reviewed at least annually by the Board of Directors to assess the adequacy of their respective provisions and compliance with regulations. A copy of each code is available on West Marine’s website at http://www.westmarine.com/ under “Investor Relations,” or a printed copy can be obtained by writing to the Secretary, West Marine, Inc., 500 Westridge Drive, Watsonville, California 95076.
Governance Principles and Practices
     West Marine has long believed that good governance is important to ensure that the company is managed for the long-term benefit of its stockholders. Over the years, West Marine has had in place good business practices designed to support this commitment and to maintain the highest level of governance. Management and the Board of Directors periodically review the company’s governance policies and practices, monitoring changes in the law and developments in this area by various authorities active in governance. The following sets forth West Marine’s governance principles and practices.
•	Board of Directors:
o	The number of current Directors is seven, consisting of five independent Directors, our Chairman of the Board, who is a non-management Director, and our Chief Executive Officer;

o	Terms in office for all Directors are set at one year, rather than staggered;

o	Performance of the Board of Directors (and each of its committees) is reviewed regularly, with oversight by the Governance and Compensation Committee;

o	In lieu of a mandatory age or term limit, Directors submit a letter of resignation for review by the Governance and Compensation Committee and the Chairman of the Board in connection with the evaluation of Board and committee performance;

o	New Director nominees must meet guidelines developed by the Governance and Compensation Committee;

o	A procedure exists for stockholder nominations of Directors;

o	Written director communication policy statements exist for communication to Directors by stockholders, associates and other interested parties;

o	A procedure exists for determining the “independence” of Director nominees;

o	A procedure exists for determining whether Audit Committee members are “financial experts” under Securities and Exchange Commission rules and “financially sophisticated” under NASDAQ rules;

o	Non-management Directors regularly hold executive sessions separate from management;

o	The “presiding independent director” sets the agenda for and leads executive sessions of the independent Directors, and presides over other matters as directed by the Board of Directors;

o	Members of the Board of Directors may not serve as directors for more than four public companies; our Chief Executive Officer does not serve on the board of any other public company, and none of our other Directors serve on more than two other public company boards;

o	All Directors attend scheduled board, committee, and annual meetings of stockholders, except where the failure to attend is due to an unavoidable conflict, illness or other valid excuse;

o	Our bylaws (i) do not contain “poison pill” provisions, and (ii) do contain provisions for a simple majority stockholder vote for election of our Board of Directors, for charter or bylaw amendments and for special meetings called by, and action to be taken by written consent of, stockholders;

o	By policy, the positions of Chairman and of Chief Executive Officer are held by two different persons;

o	Directors must submit a letter of resignation upon a job change;

o	No provisions exist for retirement plans for Directors, and the company offers no pension plans for Director participation; and

o	A new director orientation program exists for each new individual joining our Board which outlines the role and responsibilities of the Board and the company’s operations, and as part of this orientation, new Directors have opportunities to meet with the company’s management team.
•	Committees of the Board of Directors:
o	Each committee of the Board of Directors has a governing charter, each of which is subject to review on an annual basis and posted on our website. The Audit Committee charter, revised by the Audit Committee and ratified by the Board of Directors in September 2008, and the Governance and Compensation Committee charter, revised by the Governance and Compensation Committee and ratified by the Board of Directors in November 2008, are available on our website at http://www.westmarine.com/ under the “Corporate Governance” section of our “Investor Relations” page;

o	Our independent registered public accounting firm, Deloitte & Touche LLP, reports directly to the Audit Committee;

o	The Audit Committee’s appointment of our independent auditors is ratified by our stockholders;

o	The Board of Directors and its committees meet at least quarterly;

o	A majority of Audit Committee members are “financial experts”;

o	Both standing committees of the Board of Directors are comprised solely of independent Directors;

o	No interlocks exist between Governance and Compensation Committee members or between such members and any of West Marine’s executive officers; and

o	The Audit Committee meets with management and our independent auditors prior to the filing of officers’ certifications with the Securities and Exchange Commission to receive information concerning, among other things, any significant deficiencies in the design or operation of internal control over financial reporting.
•	Ethics and Governance:
o	A Code of Ethics for all officers, Directors and associates and a separate Code of Ethics for Senior Financial Officers are posted on our website;

o	Governance Principles which outline our governance practices, including the role and responsibilities of the Board of Directors, are posted on our website;

o	The Audit Committee reviews and approves all related party transactions with our Directors and our executive officers (i.e., our Chief Executive Officer, our Chief Financial Officer, our Executive Vice President of Stores and Port Supply and our Executive Vice President of Merchandising, each of whom is named in the Summary Compensation Table below and collectively are referred to as our “Named Executive Officers”);

o	Loans from the company are prohibited to our Directors, Named Executive Officers and all vice presidents, including, without limitation, senior vice presidents (collectively, “Other Senior Management” and collectively with our Named Executive Officers, our “Executives”);

o	Audit and non-audit services to be performed by our independent auditors must be pre-approved by the Audit Committee; in this regard, our Audit Committee considers the appropriate ratio between the total amount of fees for audit, audit-related and tax services and the total amount of fees for certain permissible non-audit services, classified as all other services, to ensure that non-audit fees paid to the independent auditor are not excessive; and

o	Our “Whistleblower Policy and Procedures” relating to corporate reporting and disclosure, accounting and auditing controls and procedures, securities compliance, violation of company policies, violation of laws and other matters pertaining to fraud against stockholders is posted on our website. This policy provides for anonymous reporting procedures available for use by our associates and others through a hotline operated by a third party and procedures through which any such reporting is forwarded to the Audit Committee.
•	Compensation and Stock Ownership:
o	Comparable compensation analysis is performed periodically for our Directors and Executives, including the retention of outside consultants for such analysis as necessary;

o	The Governance and Compensation Committee, in conjunction with the full Board, annually reviews the performance of the Chief Executive Officer;

o	The Governance and Compensation Committee oversees the compensation process for our Executives, including the establishment of pre-determined goals for bonus awards to Executives;

o	Our Board periodically evaluates and approves succession planning for our Executives;

o	Stock ownership guidelines exist for our Executives at the senior vice president-level and above;

o	Annual performance evaluations for all of our associates, including our Executives, are a factor in determining both retention and annual compensation;

o	Except for the Chief Executive Officer’s agreement, no Executive’s agreement reflects severance benefits in the event of a change in control;

o	Our Executives are not provided multi-year guarantees for salary increases, bonuses or equity compensation, excessive perquisites, excessive severance benefits or payouts for “performance terminations;”

o	The base salary of our Chief Executive Officer is less than one and one-half (1-1/2) times that of our next highest paid Named Executive Officers, and thus there is no excessive differential in compensation;

o	Stock ownership guidelines exist for our independent Directors;

o	Directors receive a portion of their compensation as common stock, including stock options and restricted stock grants;

o	The company provides broad-based equity award grants to all associates at a manager-level and above, and the size of each award is commensurate with the associate’s position and other criteria (which may include the achievement of pre-determined goals) established by the Governance and Compensation Committee;

o	The West Marine, Inc. Equity Incentive Plan: (1) requires the approval of the stockholders prior to the re-pricing of any stock option or other award grants; (2) clarifies that the automatic annual grant of awards to non-employee Directors is subject to the overall share limitation under the Equity Incentive Plan; (3) limits the term of exercisable award grants to five years; (4) requires that equity awards be granted at 100% of the fair market value on the grant date (i.e., without discount); and (5) establishes a “fungible share pool design” in which “full value” award types (e.g., restricted stock) count as more than one share against the total number of shares that may be issued under the Equity Incentive Plan, while stock options and SARs would count as one share; and

o	Posted on our website is an “Equity Award Grant Policy” which memorializes the company’s policies and procedures for equity award grants to our associates and independent Directors. This policy also prohibits stock option backdating and creates a fixed grant schedule, including the award of “off-cycle” (e.g., due to promotions) equity grants only after the release of material non-public information by the company.
•	Other:
o	Our insider trading policy establishes trade pre-clearance requirements for Directors, officers and other key associates, and procedures for compliance with the electronic reporting requirements of the Securities Exchange Commission;

o	A “disclosure committee” comprised of certain Executives and other management-level associates assists our Chief Executive Officer and our Chief Financial Officer in the design, development, implementation and maintenance of the company’s internal control over financial reporting and disclosure controls and procedures, which are designed to ensure that information required to be disclosed in the reports that West Marine files with or submits to the Securities and Exchange Commission is recorded, processed, summarized and reported timely;

o	During 2008, with the oversight of our Audit Committee, management completed the evaluation and enhancement of its finance and accounting organizational structure; improved supervisory procedures with additional levels of analysis and review; added to our finance and accounting organizations associates possessing proper accounting knowledge, experience and training in the application of GAAP; further enhanced our process to ensure that validation of management’s conclusions regarding significant accounting policies and their application to our business transactions were carried out by personnel with an appropriate level of accounting knowledge, experience and training; enhanced our workers’ compensation reserve analysis to include an analysis performed periodically by an independent actuary to assist in the establishment of an appropriate reserve for workers’ compensation claims combined with management’s verification and reconciliation of reports prepared by our claims administrators used to calculate our workers’ compensation liability; and determined that as a result, following our testing of internal control over financial reporting, the two material weaknesses identified in our annual report on Form 10-K for the year ended December 29, 2007, had been remediated and that our internal control over financial reporting was effective as of January 3, 2009;

o	Management periodically performs an enterprise risk assessment designed to assist in the identification, assessment and monitoring of high risk areas to the company;

o	Management has formed several steering committees (including a real estate steering committee and a capital expenditure steering committee) and has established a number of policies (including a delegation of authority policy and a contract review and signing authority policy) which provide proper levels of review and control of expenditures designed to safeguard company assets, to minimize risks and to ensure the appropriate segregation of duties;

o	Our Regulation FD policy, which is posted on our website, is designed to ensure the fair and timely public disclosure of information about West Marine;

o	A corporate governance section of our website provides investors with current information, which includes a link to real time filings with the Securities Exchange Commission and the ability for investors and other interested parties to receive automatic email notification of all such filings;

o	The Board and its committees have the clear ability to hire their own advisors as they deem necessary; and

o	A number of our Directors attend continuing education programs, including programs accredited by RiskMetrics Group.
     Our Governance Principles, which cover areas such as Director responsibilities and qualifications, management leadership and succession and Board access to management, is available on our website, at http://www.westmarine.com/ under “Investor Relations,” or a printed copy can be obtained by writing to the Secretary, West Marine, Inc., 500 Westridge Drive, Watsonville, California 95076.

Audit Committee
     The members of the Audit Committee are Alice Richter, William Westerfield and Peter Roy. Each member of the Audit Committee is independent, as defined under the NASDAQ Stock Market rules and Section 10A(m)(3) of the Securities Exchange Act of 1934. The Board of Directors has determined that both Ms. Richter and Mr. Westerfield qualify as audit committee financial experts, as defined by Securities and Exchange Commission rules. The Audit Committee held 14 meetings during fiscal year 2008.
          The Audit Committee is responsible for selecting independent auditors for West Marine and for the oversight of auditing, accounting, financial reporting and internal control functions at West Marine. In addition, the Audit Committee is responsible for monitoring the quality of West Marine’s accounting principles and financial reporting, the independence of the independent auditors and the non-audit services provided to West Marine by its independent auditors.
     Among the functions performed by the Audit Committee are:
•	to provide general oversight of the company’s accounting and financial reporting process;

•	to review the qualifications and independence of, and to engage or discharge, at any time, the company’s independent auditors;

•	to review with the independent auditors the plan for and results of the auditing engagement;

•	to provide general oversight of West Marine’s internal control environment established by management; and

•	to make inquiries into matters within the scope of the Audit Committee’s functions.
     The Audit Committee operates pursuant to a written charter, which the Committee reviews periodically. This charter was reviewed and updated by the Audit Committee, and ratified by the Board of Directors, in September 2008, and a copy is available on our website at http://www.westmarine.com/ under “Investor Relations,” or a printed copy can be obtained by writing to the Secretary, West Marine, Inc., 500 Westridge Drive, Watsonville, California 95076. The Audit Committee, also approved a “Whistleblower Policy and Procedures” relating to corporate reporting and disclosure, accounting and auditing controls and procedures, securities compliance, violation of company policies, violation of laws and other matters pertaining to fraud against stockholders and last reviewed and updated this policy in November 2008. This policy provides for anonymous reporting procedures available for use by our associates and others through a hotline operated by a third party, and procedures through which any such reporting is forwarded to the Audit Committee, and prohibits any retaliation for any complaints reported in good faith. A copy of the Audit Committee charter, our Whistleblower Policy and Procedures and our director communication policy statements are available on West Marine’s website at http://www.westmarine.com/ under “Investor Relations,” or a printed copy of each of these policies can be obtained by writing to the Secretary, West Marine, Inc., 500 Westridge Drive, Watsonville, California 95076.
     Pursuant to the auditor independence policy adopted by the Audit Committee, West Marine may engage its independent auditors to provide audit and permissible non-audit services that have been approved by the Audit Committee. West Marine will not engage the independent auditors to perform any services for West Marine or any of its subsidiaries without the prior approval of the Audit Committee. In addition, the independent auditors will not be engaged to provide any service if the provision of such service to West Marine or any of its subsidiaries would cause the Securities and Exchange Commission or the NASDAQ Global Market to no longer consider the independent auditors to be “independent” or if such engagement would otherwise cause West Marine or any of its subsidiaries to violate any other applicable laws, regulations or policies. The Audit Committee has designated the Chief Financial Officer to monitor the performance of all services provided by the independent auditor and to determine whether such services are in compliance with the policy. The Chief Financial Officer will report promptly to the Chair of the Audit Committee any non-compliance (or attempted non-compliance) with this policy of which the Chief Financial Officer becomes aware.

     The Audit Committee pre-approves services and fees related to audit and permitted non-audit services, with monetary limits on each service, before the services are rendered. Ms. Richter and Mr. Westerfield each has been delegated the authority, as necessary and appropriate between regularly scheduled Audit Committee meetings, to pre-approve additional services or increases in previously approved monetary limits for such services, provided that such services would not impair the independence of the auditor, that fees relative to such services do not exceed $50,000 per project and that Ms. Richter or Mr. Westerfield, as the case may be, report any such interim approvals to the Audit Committee at the next regularly scheduled meeting.
Principal Accounting Firm Fees
     The fees incurred by West Marine for the fiscal years ended January 3, 2009 and December 29, 2007, by West Marine’s independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, are as follows:

	Fiscal Year	Fiscal Year
	2008	2007
	(in thousands)
Audit Fees(1)	$1,082	$1,419
Audit-Related Fees(2)	37	53
Tax Fees (3)	17	34
All Other Fees	-0-	- 0 -

(1)	Includes increased audit fees of approximately $465,000 incurred for fiscal year 2007 related to West Marine’s restatement of its financial statements for fiscal years 2006 and 2005, as reflected in our annual report on Form 10-K for the fiscal year ended December 29, 2007.

(2)	Includes fees primarily related to statutory audits in fiscal years 2008 and 2007.

(3)	Includes fees for tax advice and tax return assistance in fiscal years 2008 and 2007.
     The Audit Committee considered whether the provision of the services covered under the captions “Audit- Related Fees” and “Tax Fees” above is compatible with maintaining Deloitte & Touche LLP’s independence, and no services were rendered pursuant to the pre-approval exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X.
Audit Committee Report
     In connection with the financial statements for the fiscal year ended January 3, 2009, the Audit Committee: (i) reviewed and discussed with management the audited consolidated financial statements; (ii) discussed with Deloitte & Touche LLP, West Marine’s independent registered public accounting firm during fiscal year 2008, the matters required by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Accounting Oversight Board in Rule 3200T; and (iii) the written disclosures and the letter from the Deloitte & Touche required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and discussed such matters with Deloitte & Touche, including their independence and the compatibility of non-audit services with such independence.

     Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements, be included in West Marine’s Annual Report on Form 10-K for the year ended January 3, 2009, as filed with the Securities and Exchange Commission on March 16, 2009.
     The Audit Committee has selected and approved the engagement of Deloitte & Touche LLP as West Marine’s independent auditors for fiscal year 2009.
April 2, 2009
Audit Committee
Alice M. Richter, Chair
William U. Westerfield
Peter Roy
The Audit Committee Report set forth above will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that West Marine specifically incorporates such reports by reference, and such report will not otherwise be deemed to be soliciting materials or to be filed under such Acts.

Governance and Compensation Committee
     The members of the Governance and Compensation Committee are Daniel J. Sweeney and David McComas. Dr. Sweeney serves as the Committee’s chairman. Each member of the Governance and Compensation Committee is independent, as defined under the NASDAQ listing requirements. The Governance and Compensation Committee held four meetings during fiscal year 2008. Among the functions performed by the Governance and Compensation Committee are (i)  recommending to, and overseeing on behalf of, the Board the compensation of our Executives and non-employee Directors, (ii) administering our Equity Incentive Plan, (iii) identifying and recommending Director nominees to the Board, and (iv) advising the Board on governance issues. The Governance and Compensation Committee operates pursuant to a written charter, which is subject to annual review for compliance with new regulations. A copy of this charter, which was updated by the Governance and Compensation Committee and ratified by the Board in November 2008, is available on West Marine’s website at http://www.westmarine.com under “Investor Relations,” or a printed copy can be obtained by writing to the Secretary, West Marine, Inc., 500 Westridge Drive, Watsonville, California 95076.
     The Governance and Compensation Committee reviews and evaluates all stockholder proposals, including those relating to the nomination of Directors, and recommends to the full Board appropriate action on each such proposal. To date, no stockholder or group of stockholders owning more than 5% of West Marine’s common stock for at least one year have put forth any Director nominees or other stockholder proposals. All potential nominees, regardless of source, are reviewed under the same process.
     Directors are elected each year by the company’s stockholders at the Annual Meeting. The Governance and Compensation Committee is responsible for the nomination of Director candidates. The Governance and Compensation Committee will identify individuals qualified to become Board members and recommend candidates to fill new or vacant positions. In recommending such candidates, the Governance and Compensation Committee has developed certain guidelines to assist in developing a Board and committees that are comprised of experienced and seasoned advisors. These guidelines include, but are not limited to, judgment, skill, diversity (including factors such as race, gender or experience), integrity, experience with businesses and other organizations of comparable size and industry sector, the interplay of the candidate’s experience with the experience of other Board members, retail and e-commerce strategic planning ability, financial literary, boating experience, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board.
     The Governance and Compensation Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are anticipated. Various potential candidates for Director are then identified. Candidates may come to the attention of the Governance and Compensation Committee through current Board members, professional search firms, stockholders or other industry sources. In evaluating the candidate, the Governance and Compensation Committee will consider factors other than the candidate’s qualifications, including the current composition of the Board, the balance of management and independent Directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. Candidates are evaluated at regular or special meetings of the Governance and Compensation Committee and may be considered at any time during the year. In evaluating such candidates, the Governance and Compensation Committee seeks to achieve a balance of knowledge, experience and capability on the Board. In connection with this evaluation, the Governance and Compensation Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Governance and Compensation Committee, the Chairman of the Board, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Governance and Compensation Committee, after consultation with the Chairman, makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Governance and Compensation Committee.
     Although there was a vacancy on the Board due to the resignation of the company’s former chief executive officer in December 2007, on March 19, 2009, after determining that the Board is appropriately balanced with diverse, experienced and seasoned advisors comprised of the founder of the company, the Chief Executive Officer and five independent Directors, the Board of Directors, upon the recommendation of the Governance and Compensation Committee, resolved to decrease the size of the Board from eight to seven members.

     Under West Marine’s Governance Principles and the respective Charters of the Audit Committee and the Governance and Compensation Committee, a majority of the Directors on the Board are required to meet the applicable criteria for Director independence, and all members of the Audit Committee and Governance and Compensation Committee must meet the applicable independence criteria for membership on an audit committee, compensation committee or nominations committee (as appropriate), as established by the NASDAQ Stock Market, as well as all other independence criteria required under applicable law.
Compensation Discussion and Analysis
     In the following compensation discussion and analysis, we discuss our compensation objectives, our compensation decisions and the rationale behind decisions regarding the 2008 compensation of our Named Executive Officers.
Our Compensation Program Philosophy, Objectives and Administration
     Our Governance and Compensation Committee is responsible for oversight of our compensation plans for Executives and Directors. Annually, our Committee reviews and approves compensation levels and policies which are intended to attract, motivate, reward and retain highly qualified Executives for the execution of long-term strategic management and the enhancement of stockholder value. Additionally, our policies support a performance-oriented environment designed to reach specific company goals, to reward our associates for personal contributions that grow our business, and to retain Executives whose abilities are critical to our long-term success and competitiveness.
     Our Governance and Compensation Committee generally discusses Executive compensation proposals with our Chairman and our Chief Executive Officer. Other Executives also may be asked to participate in discussions regarding compensation programs, to prepare proposals, gather data, and make recommendations to the Committee regarding the compensation of Executives. These recommendations may include competitive market data as further described below appropriate for measuring the Executives’ performance. In this regard, our Chief Executive Officer meets with our Board members to review the Executives’ performance. Our Chief Executive Officer and Vice President of Human Resources, using proxy data analysis from peer companies (as identified and discussed below), recommend ranges of base compensation for Executives. Using this data, the compensation packages, including base salaries, bonus percentages, equity awards and other compensation benefits, of our Named Executive Officers are reviewed and approved by the Governance and Compensation Committee, in consultation with the Chairman and the Board. The Committee also reviews and approves the compensation packages for our other Executives, and our Chief Executive Officer is delegated authority to set base compensation for these other Executives within a range approved by the Committee.
     Our Governance and Compensation Committee is authorized to retain any consultants it believes are necessary or appropriate in making compensation decisions. In 2008, our Governance and Compensation Committee did not retain any outside consultants. Instead, at the Committee’s request, our Vice President of Human Resources gathered and provided comparable compensation data from proxy statements filed by peer companies and information contained in the annual Mercer LLC/National Retail Federation 2007 US Retail Compensation and Benefits Survey (the “Mercer/National Retail Federation Survey”), as described below, to assist the Governance and Compensation Committee in evaluating the appropriate compensation elements and levels for our Executive team.
The Role of Outside Consultant and Comparative Compensation Data
     Our Governance and Compensation Committee evaluates each element of compensation separately and then assesses the total against comparative data to ensure that total compensation is within the norms of the retail industry and for companies of the same relative size, as further discussed below. The Committee does not start with a total compensation target for each Executive and then allocate amounts to the various elements of compensation. Similarly, the Governance and Compensation Committee does not have a formal policy or formula for allocating our Executives’ total compensation between cash and non-cash compensation or between short-term and long-term compensation.

     In reviewing the Executives’ compensation for 2008, our Governance and Compensation Committee considered:
•	each Executive’s then current base salary;

•	a study of proxy statement data compiled by management regarding each element of total compensation from the following retail companies: Gander Mountain Company; Cabela’s Incorporated; Fred’s, Inc.; Jo-Ann Stores, Inc.; Big 5 Sporting Goods Corp.; Buckle, Inc.; Cost Plus, Inc.; Gymboree Corporation; Haverty Furniture Companies, Inc.; Hibbett Sports, Inc.; and Pacific Sunwear of California, Inc.;

•	the base salary, annual cash compensation and total cash compensation data from the Mercer/National Retail Federation Survey, which covered 126 retail companies[1], of which seven are in the Hemscott Industry Group 745 – Specialty Retail, Other index that we use as a peer group for the performance graph that appears in our annual report on Form 10-K for the fiscal year ended January 3, 2009;

•	management’s recommendation of proposed Executive pay ranges, which included base salary and annual cash and long-term incentive compensation levels for Executives; and

•	recommendations regarding stock option awards for Executives provided by Compensation Ventures Group, an outside compensation consultant, in 2007.
     Our Governance and Compensation Committee believes it is important to understand how our compensation practices compare to those of companies we consider to be our peers. In making specific decisions regarding an individual Executive’s compensation levels, therefore, our Committee is guided by the compensation paid by members of the peer group companies with whom we compete for talent in the marketplace and believes that targeting compensation in this manner appropriately reflects the labor market for our Executives. In 2007, our Governance and Compensation Committee engaged the services of Compensation Venture Group to assist in developing comparable compensation data. In 2008, our Governance and Compensation Committee did not use a consultant and instead considered the data compiled by our Vice President of Human Resources to develop an understanding of current compensation practices in the industry. Our Committee considered both the proxy data and the information from the Mercer/National Retail Federation Survey in considering our Executives’ base salary and bonus percentage for 2008 and did not give any particular weighting to the two data sets. This information

[1]	The retailers in the Mercer/National Retail Federation Survey are as follows: 7-Eleven, Inc., Advance Auto Parts, Inc., American Greetings Corporation, American Signature, Inc., Anchor Blue Retail Group, Inc., Anna’s Linens, AT&T Mobility LLC (formerly Cingular Wireless LLC), AutoZone, Inc., Aveda Corporation, Avis Budget Group, Inc., Barnes & Noble, Inc., Big Lots, Inc., Blockbuster, Inc., Boy Scouts of America – National Supply Group, BP North America, Brooklyn Industries, Brookstone Company, Brown Shoe Company, Inc., Carter’s, Inc., CBRL Group, Inc., Charming Shoppes, Inc., Chipotle Mexican Grill, Inc., Christopher & Banks Corporation, Circle K Stores, Inc., Circuit City Stores, Inc., Colonial Williamsburg Foundation, CompUSA, Inc., Cost Plus, Inc., Crabtree & Evelyn LTD., Crate and Barrel, CVS Caremark Corporation, Dell, Inc., Denny’s Corporation, The Walt Disney Company, Dollar General Corporation, Dress Barn, Inc., DSW, Inc., Eastern Mountain Sports, Inc., Eddie Bauer, Inc., Exxon Mobil Corporation, Factory Card & Party Outlet Corp., Farmer’s Home Furniture, Federated Department Stores, Inc., FedEx Corporation, Foot Locker, Inc., Fossil, Inc., General Nutrition Centers, Inc., General Parts International, Inc., Genesco, Inc., Golf Galaxy, Inc., Golfsmith International, Inc., Half Price Books, Inc., Hallmark Cards, Inc., Hannaford Bros. Co., Harley-Davidson, Inc’., Harold’s Stores, Inc., HDS Retail North America, Helzberg Diamonds, Hess Corporation, Hilti, Inc., The Home Depot, Inc., Hot Topic, Inc., HSN, Inc., Interstate Bakeries Corporation, Jack in the Box, Inc., Jockey International Inc., KB Toys, Inc., L.L. Bean, Inc., Limited Brands, Inc., Liz Claiborne, Inc., Longs Drug Stores Corp., Lululemon Athletica, Inc., Luxottica Group S.P.A. (ADR), McDonald’s Corporation, The Miles Kimball Company, Murphy Oil USA, Inc., Nike, Inc., Office Depot, Inc., Papa John’s International, Inc., Payless ShoeSource Worldwide, Inc., Perfumania Holdings, Inc., PETCO Animal Supplies, Inc., Phillips-Van Heusen Corporation, Quick Stuff Convenient Stores, Recreational Equipment, Inc., Saks, Incorporated, Shell Oil Company, Spartan Stores, Inc., Speedway SuperAmerica, LLC, Spencer Gifts, LLC, Staples, Inc., Starbucks Corporation, Sticky Ribhouse, LLC, Supervalu, Inc., Taco Bueno Restaurants, L.P., The Body Shop International PLC, Children’s Place Retail Stores, Inc., The Coca-Cola Company, The Finish Line, Inc., The Kroger Company, The Longaberger Company, The Pantry, Inc., The Picture People, Inc., The Sports Authority, Inc., The Valvoline Company, The Yankee Candle Company, Inc., The Timberland Company, Totes Isotoner Corporation, TravelCenters of America LLC, Tween Brands, Inc., ULTA Salon, Cosmetics & Fragrance, Inc., Under Armour, Inc., The University Book Store, Valero Energy Corporation, V. F. Corporation, Vicorp Restaurants, Inc., Walgreen Company, Wendy’s International, Inc., Whole Foods Market, Inc., Wilsons Leather, World Kitchen, Inc., Yum! Brands, Inc., Zales Corporation, Zumiez, Inc and West Marine, Inc.

provides a point of reference for our Governance and Compensation Committee to compare and contrast with the salary range and bonus percentage for our Executives recommended by our Chief Executive Officer and Vice President of Human Resources, and to create an overall framework for making decisions regarding total compensation and long-term incentive compensation. Peer group data is not used to set a specific compensation percentile for our Executives. Instead, the Committee weighs this information with the Executive’s level of responsibility, experience and leadership ability in approving the Executive’s level of compensation. The Committee believes that this approach allows for consideration of the Executive’s overall contribution to our company rather than relying solely on specific peer group targets; however, peer group data is carefully considered in the decision process.
Elements of Compensation
     Our Executives’ compensation consists of the following components:
•	base salary;

•	annual cash incentive compensation;

•	long-term equity incentive awards; and

•	some perquisites.
     Base Salary. Base salary is designed to provide meaningful, but appropriate, levels of compensation to our Executives. Our Governance and Compensation Committee generally reviews recommendations by the Chief Executive Officer and Vice President of Human Resources for each Executive’s salary range annually, based on job scope and responsibilities and competitive rates for similar positions as indicated by the peer group data. The Committee carefully reviews the salaries of executives at peer companies to ensure that our Executives’ salaries are consistent and competitive. In approving the range of Executive salary, the Committee also weighs whether the particular Executive is expected to make a significant contribution in the Executive’s position such that the company would suffer a critical loss if the Executive left the company. Once the range is approved by the Committee, the Chief Executive Officer has authority to set an Executive’s salary within the approved range. This does not apply, of course, to the Named Executive Officers’ salaries which are fixed by the Committee.
          Historically, merit increases were considered annually for all associates based on achievement of individual objectives (including personal, operational and financial performance targets specific to the responsibilities of each associate), as well as achievement of total company performance, using metrics such as sales and market growth, operating margins and cost containment. After the close of each fiscal year, individual performance is measured against these goals in evaluating increases to salary levels. Given the challenging business environment in early 2008, and given that company financial performance goals were not achieved for 2007, after consultation with, and upon the recommendation of, our Executives, the Committee approved that there be no merit increases in 2008 to Executives, with few exceptions, and that the merit increases for the rest of our associates be limited to 2.5%. Following the close of 2008, again after consultation with our Executives, the Committee broadened the list of associates not receiving merit increases in 2009 to all bonus-eligible associates, including all Executives, and limited merit increases for the rest of our associates to 2%.
Chief Executive Officer: Geoffrey A. Eisenberg was appointed as our Chief Executive Officer in December 2007. Under his employment agreement, the Governance and Compensation Committee agreed to pay Mr. Eisenberg a base salary of $499,000. Mr. Eisenberg’s appointment followed an overall disappointing year of performance for the company and as a result, during the negotiations of his employment agreement, Mr. Eisenberg recommended that his base salary be reduced by a significant amount from that paid to his predecessor to reflect his basic philosophy that chief executive officers’ compensation should be more heavily weighted to long-term equity, so as to provide an incentive to drive company financial performance and to moderate the differential between his base salary and the base salaries of the next highest paid executive officers. As a result, the Governance and Compensation Committee chose to provide a greater portion of his overall compensation in the form of performance-

dependent, long-term equity incentive compensation which both the Committee and Mr. Eisenberg believed would align his compensation with the company’s growth and performance over the long-term. Mr. Eisenberg’s base salary remained at $499,000 for 2008 and, as discussed above, it will not increase in 2009.
Chief Financial Officer: Thomas R. Moran joined us as our Chief Financial Officer in January 2007. Under his employment agreement, our Governance and Compensation Committee agreed to pay him a base salary of $290,000, which was increased to $300,000 in March 2007. Despite the company’s financial performance for 2007, recognizing the key role Mr. Moran plays as our Chief Financial Officer, and influenced by other factors such as historic compensation, peer company data, internal equity, retention concerns and other relevant factors, the Committee approved an increase in Mr. Moran’s base salary to $325,000 in March 2008. As discussed above, his base salary will not increase in 2009.
Other Named Executive Officers: Bruce Edwards, our Executive Vice President of our Stores and Port Supply Divisions, and Ronald Japinga, our Executive Vice President of Merchandising, each received an increase to their base salaries in May 2007 to $360,000 and $350,000, respectively. These increases were made to reflect their promotions to Executive Vice President status, to retain them in their respective key roles, and to recognize their overall contributions to the company. Their respective salaries remained at those amounts for 2008 and, as discussed above, there will be no increase in 2009. Our former Chief Accounting Officer, Peter Van Handel, was paid a base salary of $196,650 during 2008 (which remained unchanged from his last merit increase of 3.5% on February 2007 until his departure on April 11, 2008).
     Annual Cash Incentive Compensation (Bonus). Our Governance and Compensation Committee historically has not used individual objectives in approving cash incentives (i.e., bonuses) for our Executives. Rather, as noted above, since a key objective of our compensation programs is to enhance stockholder value, our Governance and Compensation Committee evaluates incentive compensation to reward company-wide performance by linking cash bonus awards to a specific company financial performance target. In this way, our annual bonus program reinforces this pay-for-performance principle by aligning bonuses with broad-based financial performance. More specifically, 100% of the annual bonus compensation, if any, payable to our Executives depends on reaching pre-established company-wide financial objectives. Prior to the beginning of each year, our Executives propose key financial objectives for the year that are believed to be aggressive, but attainable, targets, and these targets are then evaluated and approved by the Board.
     Under our annual bonus program, each Executive is given a target bonus equal to a fixed percentage of base salary. The target percentage ranges from 30% to 100% of base salary, with the percentage increasing based on job responsibility. The targets generally are reviewed annually by the Committee, and like base salaries, are based on job scope and responsibilities, and position within the company. Primary weight is given to the bonus percentages of peer companies, with the combination of base salaries and target bonuses compared to peer companies using the information compiled by our Vice President of Human Resources from peer company proxy statements and the Mercer/National Retail Federation Survey.
     For 2008, Executive bonuses were tied to a single financial performance target set in conjunction with the 2008 annual budget process. In this way, in late 2007 when the 2008 budget and bonus plan were established, our Governance and Compensation Committee felt that the Executive bonus plan would be measurable and challenging, but attainable, given the tactical and strategic plan that was developed, capable of being integrated enterprise-wide and consistent with the company’s overall performance goals. It was also believed that all support departments would work towards a common goal of overall profitability, enhancing sales and contribution while controlling expense in their individual areas of responsibility.

     The following table quantifies the bonus performance target and the range of payouts expressed as a percentage of achievement depending on the actual pre-bonus, pre-tax profit (loss) realized for fiscal 2008 (with no cap established for the upside if the company’s financial performance far exceeded the target goal):

Pre-Tax Profit (Loss)	Pre-Bonus, Pre-Tax Profit (Loss)
(See Note1)	(See Note[2] for definition)	% of Pre-Bonus, Pre-Tax	Bonus Payout
(in $ Millions)	(in $ Millions)	Profit (Loss) Target	(as % of Target Bonus)
Under 3.6	Under 6.0	—	None
3.6	6.0	77%	40%
5.0	7.8	100%	58%
7.6	12.0	153%	100%
10.1 or more	16.0 or more	204% or more	140% or more

[1]	Pre-tax profit (loss) is defined as income (loss) before expenses related to the on-going SEC investigation and additional expenses associated with asset impairment and restructuring efforts. This information is shown for comparison purposes only and was not used to establish the bonus criteria.

[2]	Pre-bonus, pre-tax profit (loss) is defined as income (loss) before taxes adjusted to exclude expenses related to the on-going SEC investigation, as well as bonus potential for bonus-eligible non-store associates and additional expenses associated with asset impairment and restructuring efforts, which were not contemplated until after the budget was set by our Executives.
     For 2008, the target bonus for each Named Executive Officer and Mr. Van Handel, our former Chief Accounting Officer was as follows:

Target Bonus
Named Executive Officer	(as % of base salary)
Geoffrey A. Eisenberg	100%
Thomas R. Moran	50%
Bruce Edwards	50%
Ron Japinga	50%
Peter Van Handel	30%
     Our pre-bonus, pre-tax loss for 2008 was approximately $9.3 million (excluding additional expenses associated with asset impairment and restructuring efforts). As a result, we did not meet our minimum pre-bonus, pre-tax profit thresholds, and therefore, no bonuses were paid for 2008. Additionally, although our Committee has the authority to pay bonuses to our Executives at their discretion, again, based on the company’s financial performance, none of our Executives received a discretionary bonus for 2008.
     For 2009, our Chief Executive Officer and the Board again thought it important to tie our annual bonus program 100% to the company’s pre-bonus, pre-tax profit (loss) (calculated as income (loss) before taxes adjusted to exclude expenses related to the on-going SEC investigation, gain (loss) from foreign currency translation and bonus potential for all bonus-eligible store, support and distribution center associates), except that the maximum bonus payout cannot exceed 140% of the target.
     Given the continued softness in the economy and the pleasure boating segment, coupled with anticipated declining sales facing the company today, our Executives recommended, and our Governance and Compensation Committee approved, an overall compensation package that strikes an effective balance among rewarding talented individuals for achieving agreed-upon results, retaining our management team in anticipation of the company’s long-term growth prospects, and stressing “pay-for-performance” to protect stockholder value. The Committee felt that bonuses play an important role in achieving this balance, including motivating associates to achieve particular goals (financial or otherwise), encouraging loyalty, and recruiting and retaining talented individuals who are essential to the long-term success of the company.
     Our Governance and Compensation Committee, in consultation with our Executives, deliberated on whether or not to implement a compensation plan for 2009 that would pay a bonus to all bonus-eligible associates in a year with a projected net loss. The Committee, with the concurrence of the entire Board, decided that the achievement of improved target levels of financial performance (despite continued and anticipated decline in sales), as compared to 2008 and as reflected in the company’s 2009 operating budget, would merit incentive compensation even though the company is budgeted to incur a net loss for the year. The reasons for this decision were:
•	The bonus plan recommended by our Chief Executive Officer and approved by the Governance and Compensation Committee is simple, clear, and entirely performance-based.

•	The plan is equitable in encompassing all management-level associates with only 11% of the total bonus potential allocated to our four Named Executive Officers and the remaining 89% being allocated to approximately 1,000 bonus-eligible associates.

•	The Executive team included in the bonus plan designed and is implementing an operating plan for 2009 which reflects efforts to further restructure and right-size the company. Results consistent with the plan should be recognized and this Executive team rewarded for reaching the pre-bonus, pre-tax financial targets for 2009 and achieving results that will provide long-term benefits to the company.

•	Successful implementation of the 2009 operating plan will be difficult in the current market and economic environment with continued pressures on demand, revenues, margins and costs.

•	The 2009 bonus program will pay out only if planned and budgeted performance levels, as defined and presented in the table below, are achieved. Furthermore, at a $5.3 million budgeted level of pre-bonus, pre-tax loss, the plan will pay out only 50% of the potential bonus.

•	As compared to 2008 actual results, the budgeted pre-bonus, pre-tax loss of $5.3 million in the 2009 plan represents a 19% reduction from the pre-bonus, pre-tax loss realized in 2008, despite anticipating a continued significant decline in sales from 2008. In addition, this budgeted level of performance will produce an approximately 63% higher level of operating cash flow in 2009 compared to 2008.

•	Successful execution of the 2009 plan will lay a foundation for improvements in profit and stockholder value when the market and economy improves.

•	Our Committee felt that a performance-based program was critical to retain a talented and motivated management team.
     In consideration of all the factors discussed above, our Governance and Compensation Committee and the full Board decided that the long-term interests of the company and its stockholders are best served by the investment of less than 2% of the budgeted 2009 expenses and less than 0.9% of total 2009 revenues in a performance-based bonus program to motivate, retain and reward associates for achievement of certain challenging, but achievable, financial results.

     The following table quantifies the bonus performance target and the range of payouts expressed as a percentage of achievement depending on the actual pre-bonus, pre-tax profit (loss) realized for fiscal 2009 (with the bonus payout capped at 140%):

	Pre-Bonus, Pre-Tax Profit (Loss)
Pre-Tax Profit (Loss) (See Note1)	(See Note[2] for definition)	Bonus Payout
(in $ Millions)	(in $ Millions)	(as % of target bonus)
(10.0)	(10.0)	None
(10.0)	(8.0)	20%
(10.0)	(5.3)	50%
(8.5)	(2.1)	80%
(7.6)	0	100%
(3.8)	5.0	120%
0	10.0	140	%(maximum)

[1]	Pre-tax profit (loss) is defined as income (loss) before expenses related to the on-going SEC investigation and includes the gain (loss) from foreign currency translation assumed to be zero. This is information is shown for comparison purposes only and was not used to establish the bonus criteria.

[2]	Pre-bonus, pre-tax profit (loss) is defined as income (loss) before taxes adjusted to exclude expenses related to the on-going SEC investigation and gain (loss) from foreign currency translation as well as bonus potential for all bonus-eligible store, support center and distribution center associates.
     For 2009, the target bonus for each Named Executive Officer is as follows:

Target Bonus
Named Executive Officer	(as % of base salary)
Geoffrey A. Eisenberg	100%
Thomas R. Moran	50%
Bruce Edwards	50%
Ron Japinga	50%
     Long-Term Equity Incentive Compensation. Our Governance and Compensation Committee views long-term equity-based compensation as a critical component of the overall Executive compensation program. The principal objectives for long-term equity-based compensation are:
•	to enhance the link among company performance, stockholder value and long-term incentive compensation,

•	to encourage increased equity ownership by Executives,

•	to encourage Executive retention through use of multiple-year vesting periods, and

•	to provide competitive levels of total compensation to our Executives.
     Toward these goals, our stockholder-approved equity compensation plan permits a variety of equity awards, and historically we have provided our Executives long-term incentives through awards of stock options. A stock option permits the Executive to buy our common stock at a specific price during a specific period of time. If the price of our common stock rises, the options increase in value.

     Our Executives and other management-level associates generally receive stock option awards once per year (typically the first business day in June), and the amount of the award is determined by a schedule of awards for each job grade. From time to time our Governance and Compensation Committee retains a consultant to advise them on whether the company’s long-term equity compensation practices are consistent with market trends. In 2007, the Committee engaged Compensation Venture Group to review our equity compensation practices and levels for Executive positions to determine appropriateness in relation to our peer companies. Compensation Venture Group’s recommendation for stock option awards for our Executives was based on their review of proxy statement data from 16 specialty-retail companies that were of similar size to the company. In approving stock option grants to our Executives in 2008, the Committee determined that the Executives’ overall were performing well in a challenging environment and, therefore, the Committee approved a fixed amount of stock option awards using the specific level of awards recommended by the Compensation Venture Group in 2007 as a baseline.
     As indicated above, all stock options for Named Executive Officers are approved by our Governance and Compensation Committee. For other associates (including other Executives), the Committee approves a range of stock option awards available to be granted based on the associate’s job grade. A committee comprised of our Chief Executive Officer, Chief Financial Officer and Vice President of Human Resources is then authorized to determine the number of stock options granted to these associates within the pre-approved range based on the associate’s performance review score. Our Governance and Compensation Committee sets the exercise price of each stock option it awards at the average of the high and low price on the grant date set by the Committee. Under the Committee’s formal policy for granting equity awards, regular, annual awards will be granted effective as of the first business day of June, awards to newly-hired associates will be granted effective as of the 10th business day of the calendar month following the associate’s date of hire, and off-cycle grants (for example, due to promotion) will be granted effective as of the third business day following the release of quarterly earnings for the fiscal quarter in which the promotion was made. The policy for granting equity awards has been designed, in part, to avoid questions of whether the timing of the grants is affected by material non-public information.
     For 2008, our Governance and Compensation Committee awarded to our Named Executive Officers the following stock options:
Chief Executive Officer: Consistent with initial hire equity awards previously granted to associates at Mr. Eisenberg’s level of responsibility, Mr. Eisenberg received an award of 400,000 stock options on January 15, 2008.
Chief Financial Officer: Mr. Moran received an award of 58,361 stock options on June 2, 2008.
Other Named Executive Officers: Messrs. Edwards and Japinga each received an award of stock options on June 2, 2008, for 58,361 shares.
The former Chief Accounting Officer, Peter Van Handel, did not receive any awards of stock options in 2008.
     Stock options awarded to our Executives in 2008 vest over a three-year period at a rate of 33%, 33% and 34%, respectively and have a term of five years.
     To better link the interests of management and stockholders, our Governance and Compensation Committee determined that our Executives at the senior vice president level and above should acquire and maintain a significant amount of company stock to ensure that their interests are aligned with those of the company’s stockholders. The Committee also acknowledged that the acquisition of company equity should not represent a significant financial burden on these Executives. As a result, the Committee revised our stock ownership goals for these Executives to be effective on June 1, 2009 as follows: for our Chief Executive Officer, stock with a value of two times his base salary; for Messrs. Edwards and Japinga, as Executive Vice Presidents, stock with a value of one and one-half times their respective base salaries; and for Mr. Moran, as our Chief Financial Officer, and other senior vice presidents, stock with a value of one times their base salary. We also established guidelines for non-employee Director ownership of our stock with a value of three times their annual cash retainer (currently $16,000). In meeting their respective ownership goals, these Executives will be expected to retain: fifty (50%) of net value of exercised stock options (i.e., net of taxes); 75% of restricted stock awards (net of taxes); and 50% of shares purchased through the company’s Associates Stock Buying Plan.

     Perquisites and Personal Benefits. We provide our Executives with certain perquisites and other personal benefits that our Governance and Compensation Committee believes are reasonable and consistent with our overall executive compensation programs and philosophy. These benefits are provided in order to enable us to attract and retain these Executives. These perquisites and benefits provided to our Executives are reviewed by the Committee at least annually to determine if they are still reasonable and appropriate in our competitive environment.
     In order to help protect an Executive’s family in the event of death, we provided our Executives with additional term life insurance (over the amount generally provided to other management-level associates) ranging from $500,000 for assistant vice presidents to $1,500,000 for Mr. Eisenberg. Although historically we have provided to our Executives a reimbursement of up to $3,000 per year, in the aggregate, for wellness and financial planning assistance, for 2009, due to the economic challenges anticipated for the year, our Governance and Compensation Committee elected to suspend these above-referenced wellness and financial planning benefits, except in the case where an individual submitted receipts for reimbursement prior to the effective date of the suspension on January 23, 2009. We also pay our Executives a “gross-up” payment for the taxes on the income recognized as a result of the additional life insurance, wellness and financial planning benefits we provide. Additionally, on a case-by-case basis, we have paid sign-on bonuses to recruit certain Executives to our organization and have assisted certain Executives with relocations, including temporary housing allowances, transportation allowances and cost of living assistance for home purchases in the Monterey Bay area. These benefits generally are individually negotiated and reflected in the Executives’ respective employment agreements, if any, and the Governance and Compensation Committee must review and approve the terms of these employment agreements for all Executives.
     The aggregate value of the above-referenced perquisites and personal benefits received by our Named Executive Officers in 2008 was as follows:
Chief Executive Officer: $8,856 for Mr. Eisenberg.
Chief Financial Officer: $14,327 for Mr. Moran.
Other Named Executive Officers: $14,024 and $12,005, respectively, for Messrs. Edwards and Japinga.
Mr. Van Handel, our former Chief Accounting Officer, received perquisites and personal benefits of $1,091 during 2008.
     Detail of these perquisites and other personal benefits received by our Named Executive Officers is included in the “Summary Compensation Table” below.
     Our Executives also participate in other employee benefit plans available on a nondiscriminatory basis to other associates, including merchandise discounts, use of company-owned equipment (such as use of the company sailboat, kayaks and other equipment), cash out of up to 40 hours of accrued “paid time off” per year, a stock purchase plan and group health, life and disability coverage.
     All associates, including our Executives, are permitted to participate in our 401(k) savings plan and may contribute, on a pre-tax basis, up to 5% of annual salary (up to a cap of $230,000 for 2008), for which we provide a 33% matching contribution. The maximum amount we would match for any participant in the plan for 2008 was $3,795 (i.e., $230,000 x 5% = 11,500 x 33% = $3,795). Additionally, our Executives and certain other management-level associates are offered participation in our deferred compensation plan, which permits the participants to defer the receipt of income to a future date (e.g., retirement). While we have the discretion to make matching and other contributions to the deferred compensation plan on behalf of participants, we have not made any. We do not provide any other type of retirement benefits to our Executives (i.e., there are no supplemental Executive retirement plans) because they are not typical in the retail industry and in our experience they have not been considered necessary to attract, retain or motivate key executives.
     Severance and Change-in-Control Agreements. In addition to the compensation elements described above, we also provide some of our Executives with severance arrangements, which are described in more detail under the subheading “Other Post-Employment Payments” below. Severance packages are a common characteristic of compensation for key executive officers in the retail industry. They are intended to provide our Executives with a sense of security in making the commitment to dedicate their professional career to our success. Due to our size relative to other public companies, we believe that severance agreements are necessary to help us attract and retain necessary skilled and qualified Executives to continue to grow our business.
     The severance and change-in-control agreements for Messrs. Eisenberg, Moran and Japinga were negotiated in arms-length discussions with our Chairman of the Board or our Chief Executive Officer, as applicable, with the advice and consent of our Governance and Compensation Committee. The amounts of these severance benefits were considered as part of the Named Executive Officers’ overall compensation packages and were deemed to be within the range of reasonable severance or change-in-control benefits for executives, based upon the company’s past practices. Only Mr. Eisenberg’s agreement reflected severance benefits in the event of a change in control. Mr. Edwards’ severance pay compensation was set by the company’s former Chief Executive Officer, with the advice and consent of our Governance and Compensation Committee, at a time when the company was going through a transition in the senior management team, and all associates at the assistant vice president level or above were given a specific, formula-based severance benefit based on the current salary as follows:

Title	Severance
Assistant Vice Presidents and Regional Vice Presidents	6 months
Vice Presidents	9 months
Senior Vice Presidents	12 months
The purpose of this benefit was to keep the Executives focused on the company’s overall business without being overly distracted by changes in the company’s senior management.
     Additionally, our Governance and Compensation Committee has set a policy that any new severance agreements contain a “mitigation” provision, whereby severance amounts (paid over the severance period rather than in a lump sum) would be reduced by the amount of compensation earned or paid to such former Executive either as a result of new employment or serving as an independent consultant, so that the company’s only continuing obligation would be to pay any shortfall over the remaining severance period. In addition, certain other benefits (such as health benefits) also would be made available over the term of the severance period subject to termination in the event such benefits are made available by the Executive’s subsequent employment.
     In November 2008, the Governance and Compensation Committee recognized that Mr. Eisenberg could fully perform under his employment agreement, and yet potentially lose a significant portion of his stock options at the end of his employment term. Since Mr. Eisenberg’s compensation is weighted more heavily to equity incentives, rather than cash, this potential result did not seem equitable. After considering various alternatives, the Committee approved an amendment to Mr. Eisenberg’s employment agreement to provide that following the expiration of the agreement at the end of its three-year term, or if Mr. Eisenberg is terminated without cause, with respect to any stock options granted to him before his last day of employment with the company, he will have fully earned the right to retain such options, such options will become exercisable as of the date such options otherwise would have become vested (if his employment with the company had not terminated), and his right to exercise the vested stock options will extend for the remaining term of the options.
Governance and Compensation Committee Review of Total Compensation
     We intend to continue our practice of compensating our Executives through programs that emphasize performance-based compensation in order to align management performance and stockholder interests. Our Governance and Compensation Committee reviewed each component of executive compensation for 2008, including salary, annual incentive awards, value of outstanding equity awards (vested and unvested), value of deferred compensation, perquisites and other benefits and believes that the compensation was reasonable in its totality. The Committee will continue to review total Executive compensation at least annually.
     Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to our Named Executive Officers unless certain requirements are met. Our compensation arrangements with our Named Executive Officers did not exceed the limits on deductibility under Section 162(m) during our fiscal year ended January 3, 2009.

Governance and Compensation Committee Report on Executive Compensation
     The Governance and Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with West Marine’s management, and based on the review and discussions, the Governance and Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into West Marine’s annual report on Form 10-K for the fiscal year ended January 3, 2009.

April 2, 2009	Governance and Compensation Committee

Daniel J. Sweeney, Chairman
David McComas
The Governance and Compensation Committee Report set forth above will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate such reports by reference, and such report will not otherwise be deemed to be soliciting materials or to be filed under such Acts.

Named Executive Officers
     Certain information regarding our Named Executive Officers who are not Directors is set forth below.
     Tom Moran, 48, was hired as our Chief Financial Officer, Senior Vice President and Assistant Secretary, effective January 8, 2007. Previously, he served as the Chief Financial Officer of the Wearguard-Crest Division of ARAMARK Corporation, ARAMARK’s work apparel and uniform division, from June 2004 until January 2007. Prior to joining ARAMARK, Mr. Moran was a Director of Finance of Limited Brands, Inc. from 2000 to 2004 and was the Director of Planning for CarMax Auto Superstores from 1995 to 2000. Mr. Moran and his wife enjoy California’s year-round boating season and exploring the sights of the Monterey Bay area.
     Bruce Edwards, 46, is our Executive Vice President of Stores and Port Supply, responsible for the sales and operations of our 343 stores and wholesale divisions. Mr. Edwards joined West Marine in December 1986, and prior to his promotion in June 2007, he has held the positions of Senior Vice President of Stores, Vice President of Retail Operations, Regional Manager, Director of Store Operations and District Manager for West Marine. Mr. Edwards has been actively involved in the marine industry for more than 20 years, and has been a life long boater, racing sailboats competitively for over 30 years.
     Ron Japinga, 46, is our Executive Vice President of Merchandising. Prior to his promotion in June 2007, he had served as our Senior Vice President of Merchandising since February 2006. Previously, Mr. Japinga served as Vice President and Divisional Merchandise Manager of Kohl’s Department Stores from 2002 until he joined West Marine in February 2006 and was Vice President and Planning Director at Kohl’s from 2001 to 2002. Prior to joining Kohl’s, he was Vice President/General Merchandise Manager and Director of Stores and Visual Merchandising for Duty Free Shops Group Limited from 2001 to 2006 and was Vice President/Divisional Merchandise Manager for Macy’s Department Stores prior to 2001. Mr. Japinga has been an avid boater since his youth and enjoys taking his powerboat out on the weekends with his wife and children for fishing, waterskiing and basic pleasure boating.
Named Executive Officer Compensation
     The following tables set forth certain information for fiscal year 2008 concerning the cash and non-cash compensation for services in all capacities to West Marine and its subsidiaries earned by, awarded to or paid to, our Named Executive Officers.

Summary Compensation Table
     The following table sets forth certain information for fiscal year 2008 concerning the cash and non-cash compensation for services in all capacities to West Marine and its subsidiaries earned by, awarded to or paid to, our Named Executive Officers and one former executive officer.

				Restricted
Name and Principal				Stock	Option	All Other
Position	Year	Salary ($)(4)(5)	Bonus ($)(6)	Awards ($)(7)	Awards ($)(8)	Compensation ($)(10)	Total ($)
Geoffrey A. Eisenberg(1)	2008	518,192	0	2,340	246,158	28,048	794,738
Chief Executive Officer	2007	9,596	0	14,000 (9)	12,240 (9)	26,530 (9)	62,366
	2006
Thomas R. Moran	2008	332,692	0	0	139,614	14,327	486,633
Chief Financial Officer	2007	279,923	0	0	69,263	96,130	445,316
	2006	0	0	0	0	0	0
Bruce Edwards	2008	375,231	0	34,435	121,318	27,870	558,854
Executive Vice	2007	351,496	20,000	34,257	66,340	25,041	497,134
President of Stores and	2006	337,997	20,000	33,160	14,790	21,228	427,175
Port Supply
Ronald Japinga(2)	2008	363,462	0	0	192,422	12,005	567,889
Executive Vice	2007	328,846	0	0	137,397	74,549	540,792
President of Merchandising
Peter Van Handel(3)	2008	64,289	0	0	0	245,038	309,327
Former Chief	2007	195,371	0	1,658	23,930	11,287	232,246
Accounting Officer	2006	184,616	5,700	1,658	6,227	9,760	207,961

(1)	Mr. Eisenberg became the President and Chief Executive Officer effective on December 10, 2007 and is to be paid a base salary of $499,000. Prior to this appointment, Mr. Eisenberg was a non-executive Board member and received standard compensation as a member of the Board during 2007.

(2)	Mr. Japinga was promoted to an executive officer position in June 2007.

(3)	Mr. Van Handel left West Marine in April 2008. For more information regarding the severance paid to Mr. Van Handel see “Other Post-Employment Payments” below.

(4)	Base salary typically is paid on a 26 pay period cycle, however in 2008, there were 27 pay periods.

(5)	Includes any employee contributions to the 401(k) and non-qualified deferred compensation plans.

(6)	Includes a discretionary bonus paid to Mr. Edwards of $20,000 in 2007 for fiscal year 2006 performance and a $20,000 bonus paid to him in 2007 for his promotion to executive vice president.

(7)	Reflects restricted stock awards granted prior to 2006 for which restrictions lapsed in 2006, 2007 and 2008. For a description of the methodology and assumptions used to determine the amounts recognized in West Marine’s fiscal year 2008 financial statements pursuant to Statement of Financial Accounting Standards No. 123(R), “Share-Based Payments” (“SFAS 123R”) and reported in the table, see Note 2 to West Marine’s consolidated financial statements filed with its Form 10-K for the fiscal year ended January 3, 2009 (the “2008 Financial Statements”).

(8)	Reflects the amount recognized for financial statement reporting purposes for the fiscal years ended January 3, 2009 and December 29, 2007. For a description of the methodology and assumptions used to determine the amounts recognized in the 2008 Financial Statements pursuant to SFAS 123R, see Note 2 to the 2008 Financial Statements.

(9)	Mr. Eisenberg was a non-executive Director and received standard compensation as a member of the Board during 2007. Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 29, 2007 in accordance with SFAS 123(R). For a description of the methodology and assumptions used to determine the amounts recognized in the 2007 financial statements pursuant to SFAS 123R, see Note 4 to the 2007 financial statements.

(10)	The amounts reported as All Other Compensation for 2008 consist of the following:

				Life Insurance,
			Wellness	Wellness Benefit,	Payout of
		Life	Benefits &	Financial Planning &	Accrued		Deferred
	401(k) Plan	Insurance	Financial	Executive Relocation	Paid-Time-	Severance	Compensation
	Matching	Premiums	Planning	Tax Gross-Up	Off	Payments	Paid Out
Geoffrey A. Eisenberg	$3,795	$3,509	$0	$1,552	$19,192	$0	$0
Thomas R. Moran	3,795	4,139	3,057	3,336	0	0	0
Bruce Edwards	3,795	1,769	5,000	3,460	13,846	0	0
Ronald Japinga	3,776	2,649	3,000	2,580	0	0	0
Peter Van Handel	998	93	0	0	3,954	136,142	103,851
     Pursuant to his employment agreement entered into on December 10, 2007, Mr. Eisenberg is entitled to receive an annual salary of $499,000, with increases possible following each annual review in accordance with company guidelines for pay increases. Mr. Eisenberg also is eligible annually to receive a bonus with a target amount equal to 100% of his annual salary; the bonus will be increased or decreased depending upon whether the company achieves its financial targets for the 2009 year. Additionally, based upon the actions of our Governance and Compensation Committee taken on December 10, 2007, in accordance with the company’s equity award grant policy, on January 15, 2008 (i.e., the 10th business day of the calendar month following his appointment), Mr. Eisenberg was awarded options to purchase 400,000 shares of the company’s stock, with a term of five years and vesting over a three-year period. In addition, for calendar years 2009 and 2010, provided he remains employed as our Chief Executive Officer and certain predetermined performance goals have been met, Mr. Eisenberg will receive an award of options to purchase an additional 50,000 shares of the company’s stock. Pursuant to an amendment to Mr. Eisenberg’s employment agreement, following the expiration of the agreement at the end of its three-year term, or if Mr. Eisenberg is terminated without cause, with respect to any stock options granted to him before his last day of employment with the company, he will have fully earned the right to retain such options, such options will become exercisable as of the date such options otherwise would have become vested (if his employment with the company had not terminated), and his right to exercise the vested stock options will extend for the remaining term of the option. For more information about Mr. Eisenberg’s employment agreement, see “Other Post-Employment Payments” below.
     Messrs. Moran, Japinga and Edwards each have a termination agreement described below. Additionally, Mr. Van Handel’s termination agreement provided for certain severance payments and benefits. For more information about these severance benefits, see “Other Post-Employment Payments” below.
Grants of Plan-Based Awards in 2008
     West Marine provides long-term incentives to the Named Executive Officers through awards under our Equity Incentive Plan. The Equity Incentive Plan provides for various forms of equity-based incentive compensation with respect to our common stock, including stock options, stock appreciation rights, stock bonuses, restricted stock awards and performance units and awards consisting of combinations of such incentives.

     The following table sets forth information regarding stock options and restricted stock awards granted under our Equity Incentive Plan to our Named Executive Officers during fiscal year 2008.

			Awards of Stock Options	Exercise or Base	Grant Date Fair Value
		Date	Under Equity Incentive Plan	Price of Option	of Stock and Option
Name	Grant Date	Approved(1)	(#Sh)	Awards ($/Sh)	Awards ($)(2)
Geoffrey A. Eisenberg	January 15, 2008	December 10, 2007	400,000 (3)	6.46	860,000
Thomas R. Moran	June 2, 2008	May 20, 2008	58,361	4.50	95,712
Bruce Edwards	June 2, 2008	May 20, 2008	58,361	4.50	95,712
Ronald Japinga	June 2, 2008	May 20, 2008	58,361	4.50	95,712

(1)	The Governance and Compensation Committee met and approved the awards on May 20, 2008, but these awards were made effective as of June 2, 2008 with an exercise price as of the effective date. Pursuant to his December 10, 2007 employment agreement, Mr. Eisenberg received an initial hire grant of 400,000 options, but the options were made effective as of January 15, 2008 with an exercise price as of the effective date.

(2)	Represents the grant date fair market value of the stock option grant, as determined under SFAS 123R. For a description of the methodology and assumptions used to determine the grant date fair market value pursuant to SFAS 123R, see Note 2 to the 2008 Financial Statements.

(3)	Mr. Eisenberg received an initial hire equity award of 400,000 stock options on January 15, 2008.
     Mr. Van Handel did not receive any stock option grants in 2008 and outstanding stock options ceased vesting as of April 11, 2008.
     No Named Executive Officer received a grant of restricted stock in 2006, 2007 or 2008, other than Mr. Eisenberg in his prior role as a Director. All stock options granted in fiscal year 2008 become vested in three equal installments of 33%, 33% and 34%, respectively, of the total award, vesting on each anniversary of the grant date. The stock options are exercisable for a period of five years from the date of grant, provided that if the executive officer’s employment terminates earlier, then except as described below, the stock options will lapse (and become nonexercisable) immediately upon such event. Notwithstanding the foregoing, if Mr. Eisenberg’s employment is terminated without cause, or if he is constructively terminated prior to December 10, 2010, or he resigns his employment within six months following a change in control of West Marine, or his employment agreement expires at the end of its three-year term, then Mr. Eisenberg will nonetheless continue to vest in any outstanding stock options and will be able to exercise such stock options for the balance of the remaining term of the option.
     Under their respective termination agreements, Messrs. Edwards and Japinga each have the right for a period of 15 months to continue to exercise any stock options which were vested on the date of the adverse job change. Under his agreement, Mr. Moran has a right for a period of 90 days following termination to exercise any stock options which were vested on that date. Under his termination agreement, Mr. Van Handel has the right through April 11, 2009 to exercise any stock options which were vested as of his termination date of April 11, 2008.
     Except for the extension of the vesting and exercise period of Mr. Eisenberg’s options in the event of his termination without cause or the expiration of his employment agreement at the end of its three-year term as described above, West Marine made no material modifications to any outstanding equity-based awards during the last fiscal year (e.g., repricing, extension of exercise periods, change of vesting or forfeiture conditions, or change or elimination of applicable performance criteria).

Outstanding Equity Awards at Fiscal Year-End
     The following table sets forth information regarding stock options and restricted stock awards held by the Named Executive Officers and Mr. Van Handel and outstanding as of January 3, 2009.

	Option Awards					Restricted Stock Awards
	Number of
	Securities
	Underlying						Market
	Unexercised	Number of Securities				Number of	Value of
	Options	Underlying		Option Exercise		Shares That	Shares That
	(#)	Unexercised Options		Price	Option Expiration	Have Not Vested	Have Not
Name	Exercisable	(#) Unexercisable		($)	Date	(#)	Vested ($)
Geoffrey A. Eisenberg(1)	0	400,000	(2)	6.4600	January 15, 2013	—	—
	3,000	—		13.5900	May 10, 2012
	3,000	—		14.6100	May 4, 2011
	3,000			17.2650	May 11, 2012
	2,000			26.2800	May 12, 2014
	2,000			16.7466	May 7, 2013
	2,000			22.0000	May 3, 2012
	2,000			6.0800	May 10, 2011
	7,500			8.1250	July 27, 2010
Thomas R. Moran	0	58,361	(2)	4.5000	June 2, 2013	—	—
	8,250	16,750	(2)	14.8800	June 1, 2012	—	—
	16,500	33,500	(3)	16.7200	March 8, 2012	—	—
Bruce Edwards	0	58,361	(2)	4.5000	June 2, 2013	—	—
	13,200	26,800	(2)	14.8800	June 1, 2012	—	—
	11,400	11,400	(3)	14.7000	June 1, 2011	—	—
	32,000			16.5800	June 1, 2012	2,000 (4)	9,120
	19,000			29.7000	February 27, 2014
	19,000			16.1100	March 28, 2013
	15,600			17.3030	February 12, 2012
	5,120			4.3750	January 19, 2011
	4,000			8.4688	March 2, 2010
Ronald Japinga	0	58,361	(2)	4.5000	June 2, 2013	—	—
	13,200	26,800	(2)	14.8800	June 1, 2012	—	—
	25,000	25,000	(3)	15.1150	March 31, 2011
Peter Van Handel	0	12,000	(5)	14.8800	June 1, 2012(6)	—	—
	2,400	7,200	(5)	14.7000	June 1, 2011(6)	—	—
	3,000			16.5800	June 1, 2012(6)	200 (5)	912
	4,000			29.7000	February 27, 2014(6)
	2,400			15.5400	April 22, 2013(6)
	3,840			16.1100	March 28, 2013(6)
	336			17.3030	February 12, 2012(6)
	120			4.3750	January 19, 2011(6)

(1)	All stock options reported in this table for Mr. Eisenberg were awarded to him as a non-executive member of the Board, except the grant awarded on January 15, 2008.

(2)	All stock options granted after fiscal year 2006 vest in three installments of 33%, 33% and 34% on each anniversary of the grant date. The stock options are exercisable for a period of five years from the date of grant, provided that if the Named Executive Officer’s employment terminates earlier, then the stock options will lapse (and become unexercisable) immediately upon such event, except that, under the terms of Mr. Eisenberg’s employment agreement dated December 10, 2007, as amended as of November 7, 2008, Mr. Eisenberg will continue to vest in any outstanding stock options and will be able to exercise such stock options for the balance of the remaining term of the option.

(3)	All stock options granted in fiscal year 2006 vest in four equal installments of 25% on the anniversary of the grant date. The stock options are exercisable for a period of five years from the date of grant, provided that if the Named Executive Officer’s employment terminates earlier, then, except as described above, the stock options will lapse (and become unexercisable) immediately upon such event.

(4)	Grant made in 2005 that vests in four equal installments of 25% on each anniversary date of the grant.

(5)	Unvested stock options and unvested restricted stock were forfeited upon Mr. Van Handel’s departure on April 11, 2008.

(6)	Mr. Van Handel has the right through April 11, 2009 to exercise these options under his separation agreement and, if not exercised, all such options will be forfeited.
Option Exercises and Restricted Stock Vested
     The following table sets forth information related to the exercise of stock options and the vesting of restricted stock during fiscal year 2008.

	Option Awards		Restricted Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)
Geoffrey A. Eisenberg(1)	—	—	441	1,998 (4)
Thomas R. Moran	—	—	—	—
Bruce Edwards(2)	—	—	2,000	9,000 (5)
Ronald Japinga	—	—	—	—
Peter Van Handel(3)	—	—	—	—

(1)	Mr. Eisenberg, as a non-executive member of the Board, was awarded 441 restricted shares on May 10, 2007. This award fully vested on May 10, 2008.

(2)	Mr. Edwards was awarded 8,000 restricted shares on June 1, 2005 with vesting to occur in four equal installments, on each anniversary of the grant date, from June 1, 2006 through June 1, 2009.

(3)	Mr. Van Handel was awarded 400 restricted shares on June 1, 2005 with vesting to occur in four equal installments, on each anniversary of the grant date, from June 1, 2006 through June 1, 2009. Vesting ceased upon Mr. Van Handel’s departure on April 11, 2008, and the remaining unvested shares were forfeited.

(4)	Based on a price per share of $4.53 which was the closing share price of West Marine’s common stock on the NASDAQ Global Market on May 9, 2008, the last trading day before the stock vested.

(5)	Based on a price per share of $4.50 which was the closing share price of West Marine’s common stock on the NASDAQ Global Market on May 30, 2008, the last trading day before the stock vested.
Nonqualified Deferred Compensation
     The following table sets forth information regarding deferrals, earnings and distributions under the West Marine Deferred Compensation Plan for fiscal year 2008 and the deferred compensation account balance as of fiscal year end:

	Executive	Registrant	Aggregate
	contributions in	contributions in	earnings in last	Aggregate	Aggregate balance at
	last fiscal year	last fiscal year	fiscal year	withdrawls/	January 3, 2009
Name	($)(2)	($)	($)	distributions ($)	($)
Geoff Eisenberg	—	—	—	—	—
Thomas R. Moran	—	—	—	—	—
Bruce Edwards	9,972	—	669	—	125,849
Ronald Japinga	—	—	—	—	—
Peter Van Handel(1)	—	—	(16,850)	(103,851)	—

(1)	Mr. Van Handel left West Marine in April 2008.

(2)	These amounts also are reported in the Salary and Bonus columns of the Summary Compensation Table.
     Eligible associates may defer the receipt of up to 50% of base salary and up to 100% of bonus and other cash incentive compensation under our deferred compensation plan. West Marine may elect to make matching contributions or other discretionary contributions to the deferred compensation plan but has not done so to date. Amounts deferred under the plan are credited with earnings at market rates, based upon the participant’s choice of investments. The participant may elect to change an investment choice at any time. In 2008, the reference funds for the investments earned the following rates of return:

West Marine, Inc.
Deferred Compensation Plan – 2008 Annual Returns
BlackRock Money Market	2.85%
Western Asset U.S. Government	-0.21%
Clarion Global Real Estate	-41.56%
Legg Mason Equity Index	-37.34%
Dreyfus Developing Leaders	-37.59%
T. Rowe Price Large Cap Growth	-42.00%
MFS Total Return	-22.31%
Janus Aspen Worldwide Growth	-44.81%
Harris Oakmark International	-40.72%
BlackRock Aggressive Growth	-45.74%
Russell 2000 Index Portfolio	-33.45%
Legg Mason Social Awareness	-25.20%
     Amounts deferred generally may be distributed as of a particular date selected in advance by the participant, following the participant’s termination of employment or in the event the participant suffers a financial hardship, provided that, for payments made upon a participant’s termination of employment, individuals who are designated as “specified employees” under Section 409A of the Internal Revenue Code generally may not receive payments from the deferred compensation plan for at least six months following such termination from employment.
Other Post-Employment Payments
     The following tables summarize the compensation and benefits each Named Executive Officer would have been entitled to receive under his employment or severance agreements and the terms of the perquisites if his employment with West Marine had terminated as of January 3, 2009 or did receive upon termination of employment. The tables do not include amounts payable under the deferred compensation plan, the 401(k) plan or the employee benefit plans in which associates are eligible to participate on a non-discriminatory basis (e.g., stock purchase plan, group health, group term life, accidental death and disability and long-term disability).

Mr. Eisenberg:

		Involuntary (Not
Executive Benefit and		for Cause or
Payments Upon	Voluntary	Constructive)	For Cause	Change in
Termination	Termination	Termination	Termination	Control	Death
Compensation:
Base Salary (1)	—	$499,000	—	$499,000	$124,750
Short-term incentive (100% of base salary)	—	—	—	—	—
Stock option vesting	—	—	—	—	—
Restricted stock vesting	—	—	—	—	—
Benefits and Perquisites:
Post-termination health care	—	12,111	—	12,111	—
Life insurance proceeds	—	—	—	—	1,500,000
Accrued vacation pay	$15,354	15,354	$15,354	15,354	15,354
Other perquisites	—	—	—	—	—
Tax gross-up	—	—	—	—	—

Total:	$15,354	$526,465	$15,354	$526,465	$1,640,104

(1)	Severance is paid in substantially equal amounts over 12 months, except that, under the terms of his employment agreement in the event salary continuation exceeds the limit under Section 409A of the Internal Revenue Code then salary continuation will be paid up to the limit and remaining salary continuation payments will be made following a six-month suspension of such payments.
Mr. Moran:

Involuntary (Not
Executive Benefit and		for Cause or
Payments Upon	Voluntary	Constructive)	For Cause	Change in
Termination	Termination	Termination	Termination	Control	Death
Compensation:
Base Salary (1)	—	$325,000	—	—	—
Short-term incentive (100% of base salary)	—	—	—	—	—
Stock option vesting	—	—	—	—	—
Restricted stock vesting	—	—	—	—	—
Benefits and Perquisites:
Post-termination health care	—	—	—	—	—
Life insurance proceeds	—	—	—	—	$750,000
Accrued vacation pay	$23,800	23,800	$23,800	$23,800	23,800
Other perquisites	—	—	—	—	—
Tax gross-up	—	—	—	—	—

Total:	$23,800	$348,800	$23,800	$23,800	$773,800

(1)	Severance is paid in substantially equal amounts over 12 months.

Mr. Edwards:

		Involuntary (Not
Executive Benefit and		for Cause or
Payments Upon	Voluntary	Constructive)	For Cause	Change in
Termination	Termination	Termination	Termination	Control	Death
Compensation:
Base Salary (1)	—	$360,000	—	—	—
Short-term incentive (100% of base salary)	—	—	—	—	—
Stock option vesting	—	—	—	—	—
Restricted stock vesting	—	—	—	—	—
Benefits and Perquisites:
Post-termination health care	—	7,044	—	—	—
Life insurance proceeds	—	—	—	—	$1,000,000
Accrued vacation pay	$37,679	37,679	$37,679	$37,679	37,679
Other perquisites	—	—	—	—	—
Tax gross-up	—	—	—	—	—

Total:	$37,679	$404,723	$37,679	$37,679	$1,037,679

(1)	Severance is paid in substantially equal amounts over 12 months.
Mr. Japinga:

		Involuntary (Not
Executive Benefit and		for Cause or
Payments Upon	Voluntary	Constructive)	For Cause	Change in
Termination	Termination	Termination	Termination	Control	Death
Compensation:
Base Salary (1)	—	$350,000	—	—	—
Short-term incentive (100% of base salary)	—	—	—	—	—
Stock option vesting	—	—	—	—	—
Restricted stock vesting	—	—	—	—	—
Benefits and Perquisites:
Post-termination health care	—	9,917	—	—	—
Life insurance proceeds	—	—	—	—	$1,000,000
Accrued vacation pay	$22,508	22,508	$22,508	$22,508	22,508
Other perquisites	—	—	—	—	—
Tax gross-up	—	—	—	—	—

Total:	$22,508	$382,425	$22,508	$22,508	$1,022,508

(1)	Severance is paid in substantially equal amounts over 12 months.

Mr. Van Handel: The following table sets forth the benefits and payments made to Mr. Van Handel as a result of his involuntary termination of employment as of April 11, 2008.

Involuntary (Not
Executive Benefit and	for Cause or
Payments Upon	Constructive)
Termination	Termination
Compensation:
Base Salary (1)	$136,142
Short-term incentive (100% of base salary)	—
Stock option vesting	—
Restricted stock vesting	—
Benefits and Perquisites:
Post-termination health care	4,103
Life insurance proceeds	—
Accrued vacation pay	3,954
Other perquisites	—
Tax gross-up	—

Total:	$144,199

(1)	Severance was paid in substantially equal amounts over nine months. Base salary typically is paid on a 26 pay period cycle, however in 2008, there were 27 pay periods.
     West Marine has agreed to pay Mr. Eisenberg severance benefits in the event his employment is involuntarily terminated. If Mr. Eisenberg’s employment is terminated without cause, or if he is constructively terminated prior to December 10, 2010 or he resigns within six months following a change in control of West Marine, then he will be entitled to receive a severance payment equal to 12 months of his base salary, to receive a pro-rated bonus for the year in which his employment is terminated, and to have the company continue to pay the premiums to continue Mr. Eisenberg’s health insurance coverage under COBRA for a period of 12 months or until he becomes eligible for coverage under another employer’s group health insurance plan, whichever is a shorter period of time. Under the terms of his employment agreement, however, if his salary continuation exceeds the limit under Section 409A of the Internal Revenue Code, then his salary continuation will be paid up to such limit with the balance paid following a six-month suspension.
     Following the expiration of his employment agreement at the end of its three-year term, or if Mr. Eisenberg is terminated without cause, with respect to any stock options granted to him before his last day of employment with West Marine, he will have fully earned the right to retain such options, such options will become exercisable as of the date such options otherwise would have become vested (if his employment with the company had not terminated), and his right to exercise the vested stock options will extend for the remaining term of the option. Additionally, if West Marine experiences a change of control during the term of Mr. Eisenberg’s employment as Chief Executive Officer, all of his outstanding unvested stock options will become fully-vested and exercisable immediately prior to consummation of the change of control. A “change of control” means any transaction or series of related transactions that results in the direct or indirect transfer to one or more persons or entities of more than 50% of the aggregate voting power of all classes of equity securities of West Marine, except if such person or entity is (a) a subsidiary or parent of West Marine; (b) West Marine’s equity-based incentive compensation plan; (c) an entity formed to hold West Marine’s common equity securities, provided the owners of such entity, on the date such entity became the holder of West Marine’s common equity securities, are comprised of substantially all of the equity owners of West Marine immediately prior to that date; or (d) Mr. Repass or an entity controlled by Mr. Repass’ family.
     Per the terms of his employment agreement dated December 8, 2006, as amended on September 27, 2007, West Marine has agreed to pay Mr. Moran severance benefits in the event his employment is terminated without cause or if his employment is constructively terminated. In such event, in addition to accrued wages (such as base salary and accrued paid time off through the date of termination), he will be entitled to severance pay equal to 12 months of his base salary, payable over the twelve month period following the date of termination, and if the termination occurs during the second half of West Marine’s fiscal year, a pro-rated bonus for the year in which his employment is terminated. No severance benefits are payable if Mr. Moran’s employment is terminated voluntarily, as a result of his death or disability, or if West Marine terminates his employment for cause. Additionally, Mr. Moran’s agreement, as amended, contains a “mitigation” provision, whereby severance amounts will be reduced by the amount of compensation earned or paid to him either as a result of new employment or serving as an independent consultant, and health benefits also would be terminated in the event such benefits are made available by his subsequent employment. Mr. Moran will be able to continue to exercise for a period of ninety days any stock options which were vested on the date of his termination.
     In September 2004, West Marine entered into an executive termination and compensation agreement with Mr. Edwards that provides Mr. Edwards with special rights if he is subjected to an adverse job change for reasons other than cause, death or disability. An adverse job change consists of a substantial reduction in Mr. Edwards’ job responsibilities, title, position or full-time employment. Under the agreement, if the adverse job change occurred in the second half of the West Marine’s fiscal year, Mr. Edwards will be entitled to a prorated bonus for the year that included the adverse job change. In addition, for a period of one year following an adverse job change, Mr. Edwards will be entitled to receive his base salary and group health insurance benefits, and he will be able to continue to exercise any stock options which were vested on the date of the adverse job change for a period of 15 months following the date thereof.
     In February 2006, West Marine entered into an executive termination and compensation agreement with Mr. Japinga that provides Mr. Japinga with severance benefits if his employment is terminated for reasons other than cause, death or disability. Under the agreement, Mr. Japinga receive his base salary for twelve months, and if the termination occurs in the second half of the West Marine’s fiscal year, Mr. Japinga will be entitled to a prorated bonus for the year in which the termination occurs. In addition, for a period of one year following such termination, Mr. Japinga will be entitled to receive group health insurance benefits for 12 months (unless he obtains alternate employment that provides for health benefits) and will be able to continue to exercise any stock options which were vested on the date of termination for a period of 15 months following the date thereof.
     Mr. Van Handel, our former Chief Accounting Officer, left West Marine effective as of April 11, 2008. Pursuant to his executive termination compensation agreement dated April 2, 2007, Mr. Van Handel received his base salary through January 11, 2009 paid at our regularly scheduled pay days and may continue to participate in our group health benefits for such nine-month period, subject to the same contribution level he was required to contribute for the level of coverage chosen prior to leaving the company. In accordance with his agreement and in exchange for such severance, Mr. Van Handel was required to execute a general release of the company and agreed to be available and serve as a consultant to the company for transition purposes. As of April 11, 2008, any unvested stock options held by Mr. Van Handel had been forfeited, and he has until April 11, 2009 to exercise his vested stock options.
Director Compensation
     The following table sets forth certain information for fiscal year 2008, concerning the cash and non-cash compensation for services in all capacities to West Marine and its subsidiaries earned by, awarded to or paid to, Mr. Repass and Directors who are not employees of West Marine.

	Fees Earned		Option
	or Paid in	Stock Awards	Awards	All Other
Name	Cash ($)	($)(2)	($)(2)	Compensation ($)(3)	Total ($)
Randolph K. Repass(1)	17,409	0	0	0	17,409
David McComas	33,500	18,620	0	0	52,120
Alice Richter	41,000	18,620	0	0	59,620
Peter Roy	36,000	18,620	0	0	54,620
Daniel J. Sweeney, Ph.D.	39,000	14,000	4,650	0	57,650
William U. Westerfield	41,000	14,000	4,650	0	59,650

(1)	Mr. Repass, had a base salary in fiscal year 2008 of $100,000, however, effective in March 2008, Mr. Repass agreed to forego the remainder of his $100,000 base salary for the balance of fiscal year 2008 and to not receive any base salary in fiscal year 2009. This amount represents the amount paid to Mr. Repass in 2008 prior to the effective date of the suspension, of which $5,500 was donated by Mr. Repass to a charitable organization and the balance used to cover his share of health and dental benefit contributions and taxes incurred through March 2008.

(2)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended January 3, 2009 in accordance with SFAS 123(R). For a description of the methodology and assumptions used to determine the amounts recognized in the 2008 Financial Statements pursuant to SFAS 123R, see Note 2 to the 2008 Financial Statements.

(3)	Reflects reimbursement for continuing education courses (which was suspended in 2008 and 2009). Does not reflect value of benefits available on a nondiscriminatory basis to associates (e.g., health insurance and store discounts) or any reimbursements for travel or other out-of-pocket expenses reimbursed for travel to meetings or other matters incidental to their service as a West Marine Director.
     The following table sets forth information regarding stock options and restricted stock awards held by West Marine Directors other than Geoff Eisenberg and outstanding as of January 3, 2009:

	Option Awards				Restricted Stock Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying			Number of	Market Value
	Unexercised	Unexercised			Shares That	of Shares
	Options	Options	Option Exercise		Have Not	That Have
	(#)	(#)	Price	Option Expiration	Vested	Not Vested
Name	Exercisable	Nonexercisable	($)	Date	(#)	($)
Randolph K. Repass	—	—	—	—	—	—
David McComas	—	—	—	—	2,298	10,479
	3,000		17.2650	May 11, 2012
	2,000		26.2800	May 12, 2014
	2,000		16.7466	May 7, 2013
	2,000		22.0000	May 3, 2012
	2,000		6.0800	May 10, 2011
	2,000		8.6250	May 10, 2010
	9,302		10.7500	May 5, 2009
Alice Richter	—	—	—	—	2,298	10,479
Peter Roy	—	—	—	—	2,298	10,479
	3,000		14.6100	May 4, 2011
	3,000		17.2650	May 11, 2012
	2,000		26.2800	May 12, 2014
	2,000		16.7466	May 7, 2013
	2,000		22.0000	May 3, 2012
	2,000		6.0800	May 10, 2011
Daniel J. Sweeney, Ph.D.	3,000	—	4.6200	May 21, 2013	1,298	5,919
	2,000		26.2800	May 12, 2014
	2,000		16.7466	May 7, 2013
	2,000		22.0000	May 3, 2012
	2,000		6.0800	May 10, 2011
William U. Westerfield	3,000	—	4.6200	May 21, 2013	1,298	5,919
	3,000		13.5900	May 10, 2012
	3,000		14.6100	May 4, 2011
	2,000		26.2800	May 12, 2014
	2,000		16.7466	May 7, 2013
	2,000		22.0000	May 3, 2012

Non-employee Directors are paid Director fees of:
•	$2,000 for each Board meeting attended, payable on the meeting date;

•	$16,000 as an annual cash retainer, payable quarterly; and

•	$8,000 in the form of West Marine common stock and $6,000 of restricted stock granted under the Equity Incentive Plan, payable as of each annual meeting of stockholders. The $6,000 of restricted stock vests one year after the date it is granted.
     In addition, following each annual meeting of stockholders, each non-employee Director, if nominated for re-election and so elected by stockholders, receives a grant of, at their election, either an option exercisable for 3,000 shares of common stock or 1,000 shares of restricted stock. However, following the first annual meeting at which a Director is nominated for election and so elected by stockholders, such a Director instead receives a grant of, at their election, either an option exercisable for 4,500 shares of common stock or an award of 1,500 shares of restricted stock. No nominees for the 2009 Annual Meeting are eligible for this enhanced grant. The options are granted with an exercise price equal to the fair market value of West Marine’s common stock on the grant date, and the options will become exercisable six months following the date of the award. All restricted shares vest one year after the grant date. The Board generally expects that Directors will hold the shares received as restricted stock grants until such time as they leave the West Marine Board of Directors.
     Ms. Richter, the Audit Committee Chair and designated as one of two audit committee financial experts under Securities and Exchange Commission rules, will continue to receive an additional annual retainer of $17,000, and Mr. Westerfield, the other Audit Committee member whom the Board also has designated as an audit committee financial expert, also will continue to receive an additional annual retainer of $17,000. The remaining member of the Audit Committee, Mr. Roy, will continue to receive an additional annual retainer of $12,000. The chairman of the Governance and Compensation Committee will continue to receive an additional annual retainer of $15,000, and each other member of the Governance and Compensation Committee will continue receive an additional annual retainer of $9,500.
     All non-employee Directors will continue to be reimbursed for travel and other out-of-pocket expenses incurred by them that are incidental to their service on the Board of Directors. In addition, all Directors will be reimbursed for Board continuing education course fees up to $5,000 per annum, provided that such courses are accredited by Risk Metrics Group (formerly Institutional Shareholder Services). Due to economic challenges, based on our Chief Executive Officer’s recommendation, our Governance and Compensation Committee suspended this reimbursement for 2008 and 2009.
     Directors who are associates of West Marine do not receive any compensation for serving on the Board of Directors.
     The Chairman of the Board of Directors of West Marine, Randolph K. Repass, had a base salary in fiscal year 2008 of $100,000. However, effective in March 2008, Mr. Repass agreed to forego the remainder of his $100,000 base salary in fiscal year 2008 and not to receive any base salary in fiscal year 2009. Of the $17,409 salary received by Mr. Repass in 2008 prior to the suspension, Mr. Repass donated $5,500 to Earthshare, a charitable organization supporting a healthy and sustainable environment, and the balance was used to cover his share of health and dental benefit contributions and taxes incurred through March 2008. Mr. Repass currently beneficially owns 7,292,951 shares or approximately 34.5% of the outstanding common stock. In 2007, Mr. Repass established the Randolph K. Repass Retained Annuity Trust No. 1, a Grantor Retained Annuity Trust established under Section 2702 of the Internal Revenue Code, in which Mr. Repass retains a limited pecuniary interest. Neither he, his wife nor any other member of his family retains or shares investment or voting control over the shares held in such trust. Mr. Repass has not been granted any stock options since West Marine’s initial public offering in 1993 and receives no bonus.

EQUITY COMPENSATION PLAN INFORMATION
     The following table summarizes information about West Marine’s equity compensation plans as of January 3, 2009. All outstanding awards relate to West Marine’s common stock.

(c)
Number of securities
	(a)	(b)	remaining available for
	Number of securities to be	Weighted-average exercise	future issuance under equity
	issued upon exercise of	price of outstanding	compensation plans
	outstanding options,	options, warrants and	(excluding securities reflected
Plan category	warrants and rights (#)	rights ($)	in column (a)) (#)
Equity compensation plans/arrangements approved by securityholders	3,731,583 (1)	$13.89 (1)	681,023 (2)

Equity compensation plans/arrangements not approved by securityholders	- 0 -	- 0 -	- 0 -

(1)	Pertains to stock options outstanding under the Equity Incentive Plan. Does not include 19,805 shares of restricted stock issued under the Equity Incentive Plan. Also does not include purchase rights accruing under the Associates Stock Buying Plan as the number of shares issuable and the exercise price under that plan will not be determinable until the end of the current offering period, April 30, 2009.

(2)	Includes 681,023 shares of common stock reserved for future issuance under the Equity Incentive Plan. Does not include 154,579 shares of common stock currently reserved for issuance under the Associates Stock Buying Plan.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
     The following table indicates, as to (i) each person who is known to own beneficially 5% or more of the outstanding shares of our common stock, (ii) each Director and Director nominee, (iii) each Named Executive Officer and (iv) all Directors and executive officers at January 3, 2009 as a group, the number of shares and percentage of common stock beneficially owned as of March 23, 2009. As of the close of business on March 23, 2009, there were outstanding 22,115,373 shares of common stock of West Marine.

	Common Stock
	Beneficially Owned
	as of March 23, 2009(1)
Beneficial Owner	Number of Shares		Percent
Randolph K. Repass	7,292,951	(2)	34.5%

Geoffrey A. Eisenberg	885,799	(3)	4.2%
Thomas R. Moran	133,361	(4)	*
Bruce Edwards	223,885	(4)	*
Ronald Japinga	154,587	(4)	*

David McComas	41,654	(5)	*
Alice M. Richter	11,950	(5)	*
Peter Roy	43,972	(5)	*
Daniel J. Sweeney	20,172	(5)	*
William U. Westerfield	22,972	(5)	*
All Directors and executive officers as a group (10 persons)	8,831,303	(6)	41.8%

Peter Van Handel	16,401	(7)	*

Franklin Resources, Inc.	4,662,846	(8)	22.1%

Dimensional Fund Advisors, LP	1,572,833	(9)	7.4%

Royce Associates, LLC	1,493,948	(10)	7.1%

Mackenzie Financial Corporation	1,109,128	(11)	5.3%

*	Less than one percent.

(1)	Except as otherwise noted, each person has sole voting and investment power over the common stock shown as beneficially owned, subject to community property laws where applicable.

(2)	The address of Mr. Repass is 500 Westridge Drive, Watsonville, California 95076-4100. Includes 254,600 shares held by Mr. Repass’ wife, 26,700 shares held by Mr. Repass’ minor son, 14,000 shares held in trust for the benefit of Mr. Repass’ grandchildren and 185,900 shares held by the Repass-Rodgers Family Foundation Inc. Mr. Repass has sole voting and dispositive power with respect to 7,038,351 shares and is deemed to have shared voting and dispositive power with respect to 254,600 shares. Mr. Repass disclaims beneficial ownership of all shares attributed to his spouse and all shares held by the Repass-Rodgers Family Foundation. The beneficial ownership reported does not include 16,562 shares held by the Randolph K. Repass Retained Annuity Trust No. 1. Although Mr. Repass retains a limited pecuniary interest in these shares, neither Mr. Repass, his wife nor any other member of his family retains or shares investment or voting control over the shares.

(3)	Includes stock options exercisable within 60 days to purchase 424,500 shares. Also includes 10,640 shares held by Mr. Eisenberg’s children.

(4)	Includes stock options exercisable within 60 days to purchase shares as follows: Thomas R. Moran, 133,361 shares; Bruce Edwards, 215,881; and Ronald Japinga, 148,361 shares. Includes restricted stock granted in 2005 that vest in four equal installments of 25% on each anniversary date of the grant as follows: Bruce Edwards, 2,000 shares.

(5)	Includes stock options exercisable within 60 days to purchase shares as follows: David McComas, 22,302 shares; Alice M. Richter, 0 shares; Peter Roy, 14,000 shares; Daniel J. Sweeney, 11,000 shares; and William Westerfield, 15,000 shares. Includes restricted stock that vest on May 21, 2009 as follows: David McComas, 2,298 shares; Alice M. Richter, 2,298 shares; Peter Roy, 2,298 shares; Daniel J. Sweeney, 1,298 shares; and William Westerfield, 1,298 shares.

(6)	Includes stock options exercisable within 60 days to purchase 984,405 shares.

(7)	Includes stock options exercisable until April 11, 2009 to purchase 16,096 shares.

(8)	The information contained in the table and this footnote with respect to Franklin Resources, Inc. is based solely on a statement on Schedule 13G/A filed February 9, 2009 reporting beneficial ownership as of December 31, 2008 by Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr., Franklin Templeton Investments Corp. and Franklin Advisory Services, LLC to the effect that (a) each (directly or indirectly) has dispositive and voting power over all these shares and (b) these shares are held by investment companies or other managed accounts which are advised by subsidiaries of Franklin Resources, Inc. pursuant to investment management contracts which grant to such subsidiaries all investment and voting power over these shares. The business address for Franklin Resources, Inc., Charles B. Johnson and Rupert H. Johnson, Jr. is One Franklin Parkway, San Mateo, California 94403-1906. The business address for Franklin Templeton Investments Corp. is 200 King Street West, Suite 1500, Toronto, Ontario, Canada M5H 3T4 and the business address for Franklin Advisory Services, LLC is One Parker Plaza, Ninth Floor, Fort Lee, New Jersey 07024-2938.

(9)	The information contained in the table and this footnote with respect to Dimensional Fund Advisors LP is based solely on a statement on Schedule 13G/A filed February 9, 2009 reporting beneficial ownership as of December 31, 2008 by Dimensional Fund Advisors LP to the effect that (a) it has sole dispositive power over all of these shares and (b) it has sole voting power over 1,540,036 of these shares. The business address for Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(10)	The information contained in the table and this footnote with respect to Royce & Associates, LLC is based solely on a statement on Schedule 13G/A filed January 30, 2009 reporting beneficial ownership as of December 31, 2008 by Royce & Associates, LLC to the effect that it has sole dispositive and voting power over all of these shares. The business address for Royce & Associates, LLC is 1414 Avenue of the Americas, New York, New York 10019.

(11)	The information contained in the table and this footnote with respect to Mackenzie Financial Corporation is based solely on a statement on Schedule 13G filed January 20, 2009 reporting beneficial ownership as of December 31, 2008 by Mackenzie Financial Corporation to the effect that it has sole dispositive and voting power over all of these shares. The business address for Mackenzie Financial Corporation is 180 Queen Street West, Toronto, Ontario, Canada M5V 3K1.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and Directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership of West Marine common stock with the Securities and Exchange Commission. Executive officers, Directors and greater than 10% stockholders are required by Securities and Exchange Commission regulation to furnish West Marine with copies of all Section 16(a) forms they file.
     Based solely on a review of copies of such reports received by West Marine, or written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that, during the period from December 30, 2007 to January 3, 2009, our executive officers, Directors and greater than 10% stockholders filed on a timely basis all reports due under Section 16(a), except that Randolph K. Repass filed one report reporting one transaction late.
CERTAIN TRANSACTIONS
     Since February 2002, West Marine has leased its store in Palo Alto, California from a trust, for which Randolph K. Repass is the trustee. Prior to that, West Marine leased its Palo Alto store directly from Randolph K. Repass. West Marine also leases its store in New Bedford, Massachusetts from a corporation of which Mr. Repass’ brother is the President and his father is a member of the board of directors and a major stockholder. In addition, West Marine leases its Watsonville, California support center and its stores in Santa Cruz, California and Braintree, Massachusetts from three partnerships. Mr. Repass is a general partner of each such partnership and, together with certain members of his family, owns substantially all of the partnership interests in such partnerships. Geoffrey A. Eisenberg is a 7.5% limited partner in the two partnerships from which West Marine leases its Watsonville, California support center and its store in Santa Cruz, California. Pursuant to these leases, West Marine paid rent to Mr. Repass and such corporation and partnerships, as applicable, during fiscal years 2008, 2007 and 2006 in the aggregate amounts of approximately $1.9 million, $1.9 million and $1.7 million, respectively.
     The transactions described above have been reviewed and approved by our Audit Committee in accordance with West Marine’s related party transaction policy. The Audit Committee generally administers our related party transaction policy on behalf of the Board of Directors pursuant to its delegated authority. Under this written policy, any transaction between West Marine, including subsidiaries and controlled affiliates, and a related person (other than compensation arrangements with directors and executive officers, which, in any case, are approved by the Governance and Compensation Committee) may only be entered into when the Audit Committee, the Board of Directors or, if management determines it is not practicable to wait until the next scheduled meeting, the Chair of the Audit Committee determines that the transaction in question is in, or is not inconsistent with, the best interests of West Marine and its stockholders. If the Chair of the Audit Committee acts under the policy, the Chair must report any interim approvals at the next scheduled meeting of the Audit Committee or Board of Directors, as the case may be. To date, the Chair of the Audit Committee has not been asked to provide interim approval of any transaction under the policy. To facilitate the review of transactions under the policy, management furnishes the person or body making the determination all material information relevant to the transaction, including, but not limited to, the business purpose, the financial interest and impact on the related person(s) involved and the availability of other sources for comparable products or services. For purposes of this policy, related persons are: identified beneficial owners of more than 5% of our outstanding shares of common stock; West Marine Directors or Named Executive Officers and their immediate family members; any Director-nominee; and any person deemed to be an affiliate of the foregoing.
     At the time the above-referenced transactions were entered into, West Marine’s management had determined, using comparative information, that the described transactions were at terms favorable to West Marine. However, in light of the softening economy, West Marine’s management, as part of its “Real Estate Optimization” project, has undertaken a review of all company real estate leases in an effort to negotiate rental reductions where appropriate. This process is proceeding in two phases, with the review of the Watsonville, California support center lease conducted in phase one, and the store leases referenced above included in phase two. Based on an independent market appraisal of the Watsonville, California support center and comparable area properties commissioned by the company, the company recently engaged an independent real estate broker to negotiate a reduction of the rental rate at this facility with the property management firm representing the partnership in which Messrs. Repass and Eisenberg own substantially all of the interests. These discussions are at an early stage, and the outcome cannot be predicted at this time. Any amendment to the lease that involves reducing the rental rate will be promptly reported under cover of a Form 8-K.

AMENDMENT TO ASSOCIATES STOCK BUYING PLAN
(Proposal No. 2)
     The Governance and Compensation Committee has amended the Associates Stock Buying Plan, subject to approval by stockholders at the 2009 Annual Meeting.
     Effective November 1, 1994, West Marine established the Associates Stock Buying Plan, pursuant to which shares of West Marine’s common stock were reserved for issuance to eligible associates of West Marine. The Associates Stock Buying Plan was amended in 1999, 2000, 2002 and 2007 to increase the number of shares reserved for issuance under the plan. In March 2009, the Board approved another amendment to the Associates Stock Buying Plan, subject to stockholder approval at the Annual Meeting, to increase the number of shares available for issuance thereunder by an additional 750,000 shares. Prior to this amendment, there were 154,579 shares of common stock available for issuance under the Associates Stock Buying Plan. If this proposal is approved, the total number of shares available for issuance under the plan will increase to 904,579. Set forth below is a summary of the principal features of the Associates Stock Buying Plan.
     Purpose. The purpose of the Associates Stock Buying Plan is to promote the success and enhance the value of West Marine by providing eligible associates of West Marine and its participating subsidiaries with the opportunity to purchase common stock of West Marine through payroll deductions. The Associates Stock Buying Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended.
     Eligibility to Receive Awards. Associates of West Marine and participating subsidiaries, who have been employed as such for at least 60 consecutive days, are eligible to participate in the Associates Stock Buying Plan. However, if the associate owns, or has the right to acquire, 5% or more of the voting stock or value of West Marine or any subsidiary of West Marine, he or she is not eligible for the Associates Plan. Approximately 3,200 associates are currently eligible to participate in the Associates Stock Buying Plan.
     Administration, Amendment and Termination. The Associates Stock Buying Plan is administered by a committee (the “Associates Plan Committee”) appointed by the Chief Executive Officer. The members of the Associates Plan Committee serve at the pleasure of the Chief Executive Officer and currently consist of West Marine’s Chief Financial Officer, Director of Human Resources and Stock Plan Administrator. A member of the Associates Plan Committee is not excluded from participating in the Associates Stock Buying Plan by virtue of such membership, but he or she can not, as a member of the Associates Plan Committee, act or pass upon any matters pertaining specifically to his or her own account under the Associates Stock Buying Plan. The Associates Plan Committee may delegate one or more of its functions to any one of its members or to any other person. Subject to the terms of the Associates Stock Buying Plan, the Associates Plan Committee has the discretionary authority to control and manage the operation and administration of the Associates Stock Buying Plan. The Associates Plan Committee may make rules, interpretations, and computations, and take any other actions to administer the Associates Stock Buying Plan that it considers appropriate to promote West Marine’s best interests and, for the benefit of all participants, to ensure that the Associates Stock Buying Plan remains qualified under Section 423 of the Internal Revenue Code. Our Board of Directors, in its sole discretion, may amend or terminate the Associates Stock Buying Plan at any time and for any reason.
     Enrollment and Contributions. Eligible associates elect whether or not to enroll in the Associates Stock Buying Plan as of the first day of May or November of any year. The enrollment period is six months and eligible associates are re-enrolled automatically every six months; provided, however, that associates may cancel their enrollment at any time, in accordance with the terms of the Associates Stock Buying Plan. Associate contributions to the Associates Stock Buying Plan are made through payroll deductions. Participating associates may contribute (in whole percentages) from 1% to a maximum percentage of compensation determined by the Associates Plan Committee (not to exceed 15%) through payroll deductions, and may increase or decrease the contribution percentage as of the next May 1 or November 1 by submitting a new enrollment form. The Associates Plan Committee has currently set the maximum percentage that may be contributed at 10% of compensation. On the last business day of each October and April, the associate’s payroll deductions are used to purchase shares of West

Marine’s common stock for the associate. The price of the shares purchased will be the lower of (i) 85% of the stock’s market value on the associate’s most recent enrollment date, or (ii) 85% of the stock’s market value on the purchase date. Shares purchased for the associates will be deposited into individual brokerage accounts established for each associate. Participation in the Associates Stock Buying Plan terminates when the associate’s employment with West Marine ceases for any reason, the associate withdraws from the Associates Stock Buying Plan or the Associates Stock Buying Plan is terminated or amended such that the associate no longer is eligible to participate. Prior to the proposed amendment, there were 154,579 shares of West Marine’s common stock available for issuance under the Associates Stock Buying Plan, which would increase to 904,579 if this proposal is approved. The maximum aggregate purchases which an associate may make in a single calendar year is $25,000, based on the stock’s market price on the associate’s enrollment date.
     Tax Aspects. The Associates Stock Buying Plan is intended to qualify under Section 423 of the Internal Revenue Code. Based on management’s understanding of current federal income tax laws, the tax consequences of a purchase of shares of common stock under the Associates Stock Buying Plan are as follows: An associate will not have taxable income when the shares of common stock are purchased for that associate, but income taxes generally will be due when the associate sells or otherwise disposes of stock purchased through the Associates Stock Buying Plan. For shares that are not disposed of until more than 24 months after the enrollment date under which the shares were purchased, gain up to the amount of the discount from the market price of the stock on the enrollment date is taxed as ordinary income. Any additional gain or loss recognized on the disposition of the stock will be long-term capital gain or loss. For shares sold within the 24-month holding period, the amount of discount received from the stock’s market price on the purchase date is taxed at ordinary income rates. An additional gain (or loss) over the stock’s market price on the purchase date is taxed to the stockholder as long-term or short- term capital gain (or loss). The purchase date begins the holding period for determining whether the gain (or loss) is short-term or long-term, and under current capital gain rules. West Marine receives a deduction for federal income tax purposes for the ordinary income an associate must recognize when such associate disposes of stock purchased under the Associates Stock Buying Plan within the 24-month holding period. West Marine does not receive such a deduction for shares disposed of after the 24-month holding period.
     New Plan Benefit. Benefits under the Associates Stock Buying Plan are not determinable because each participant may decide, within the Associates Stock Buying Plan limits, how much compensation to contribute to the Associates Stock Buying Plan and the share price will ultimately affect how many shares are purchased under the Associates Stock Buying Plan.
     Required Vote. The affirmative vote of a majority of shares of West Marine’s common stock present in person or by proxy at the Annual Meeting and entitled to vote is required in order to approve the proposed amendment to the Associates Stock Buying Plan.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL.

SELECTION OF INDEPENDENT AUDITORS
(Proposal No. 3)
     The Audit Committee has selected, and approved the engagement of, Deloitte & Touche LLP, independent registered public accounting firm, as West Marine’s independent auditors for fiscal year 2009. Although stockholder ratification of the Audit Committee’s action in this respect is not required, the Audit Committee considers it desirable for stockholders to ratify its selection, subject to the review, oversight and discretion of the Audit Committee. If the stockholders do not ratify the selection of Deloitte & Touche LLP, the engagement of independent auditors will be reevaluated by the Audit Committee.
     Ratification of the selection of Deloitte & Touche LLP shall be effective upon receiving the affirmative vote of the holders of a majority of the voting power of West Marine’s common stock present or represented by proxy and entitled to vote at the Annual Meeting.
     A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will be offered the opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS.
OTHER MATTERS
     As of the date of this Proxy Statement, management does not know of any other matters to be considered at the Annual Meeting. If any other matters do properly come before the meeting, the persons named in the accompanying proxy intend to vote thereon in accordance with their best judgment, and the discretionary authority to do so is included in the proxy.
ANNUAL REPORT ON FORM 10-K
     We will provide upon request and without charge to each stockholder receiving this Proxy Statement a copy of our Annual Report on Form 10-K for the fiscal year ended January 3, 2009, including the financial statements included therein. Copies can be obtained by writing to the Secretary, West Marine, Inc., 500 Westridge Drive, Watsonville, California 95076.
STOCKHOLDER PROPOSALS
     We anticipate that the 2010 Annual Meeting of Stockholders will be held in May 2010. Any stockholders who intend to present proposals at the 2010 Annual Meeting, and who wish to have such proposals included in the proxy statement for the 2010 Annual Meeting, must ensure that the Secretary of West Marine receives such proposals not later than December 3, 2009. Such proposals must meet the requirements set forth in the rules and regulations of the Securities and Exchange Commission in order to be eligible for inclusion in our 2010 proxy materials. Proposals should be addressed to West Marine at 500 Westridge Drive, Watsonville, California 95076-4100, Attention: Secretary. Any stockholder proposals that a stockholder intends to present at the 2010 Annual Meeting, other than through the inclusion in the proxy materials, should be received at least 30 (but not more than 60) days prior to the scheduled date of the 2010 Annual Meeting. Any stockholder wishing to submit a proposal at the 2010 Annual Meeting should contact the Secretary of West Marine after March 1, 2010 to obtain the actual meeting date and proposal deadlines.
COST OF SOLICITATION
     All expenses in connection with the solicitation of this proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to stockholders, will be paid by West Marine.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This proxy statement includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements concerning earnings expectations and statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties. Actual results may differ materially from the preliminary expectations expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors, including those set forth in West Marine’s annual report on Form 10-K for the fiscal year ended January 3, 2009. Except as required by applicable law, we assume no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

By Order of the Board of Directors
/s/ Pamela J. Fields

Pamela J. Fields, Esq. Secretary

Watsonville, California
April 9, 2009

ANNEX A
Amendment Number Two
To The
West Marine, Inc.
Associates Stock Buying Plan
          Pursuant to the power reserved to the Board of Directors of West Marine, Inc. (the “Company”) under Section 11 of the West Marine, Inc. Associates Stock Buying Plan, as amended and restated in March 2002 and further amended by Amendment Number One effective May 10, 2007 (the “Plan”), the Plan hereby is amended as follows:
1.
          Subsection 3.1 of the Plan, entitled “Number Available,” shall be amended by replacing “1,400,000” with “2,150,000” and by replacing “1,000,000” with “1,400,000” in the first sentence therein, so that it reads in its entirety as follows:
A total of 2,150,000 shares of Common Stock are available for issuance pursuant to the Plan, which includes 1,400,000 shares of Common Stock that were previously reserved for issuance hereunder. Shares sold under the Plan may be newly issued shares or treasury shares.
2.
          This Amendment Number Two to the Plan shall be effective as of May 20, 2009, provided however, that this Amendment Number Two is subject to approval by the stockholders of the Company at the annual stockholder meeting of the Company to be held May 20, 2009.

ANNEX B
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by
11:00 p.m., Pacific Time, on May 19, 2009.
Vote by Internet
•	Log on to the Internet and go to www.envisionreports.com/WMAR

•	Follow the steps outlined on the secured website.
Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	x

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. To elect seven directors:
	For	Withhold		For	Withhold		For	Withhold
01 - Randolph K. Repass	[ ]	[ ]	02 - Geoffrey A. Eisenberg	[ ]	[ ]	03 - David McComas	[ ]	[ ]

	For	Withhold		For	Withhold		For	Withhold
04 - Alice M. Richter	[ ]	[ ]	05 - Peter Roy	[ ]	[ ]	06 - Daniel J. Sweeney	[ ]	[ ]

	For	Withhold
07 - William U. Westerfield	[ ]	[ ]

	For	Against	Abstain		For	Against	Abstain
2. To amend the West Marine, Inc. Associates Stock Buying Plan.	[ ]	[ ]	[ ]	3. To ratify the selection of Deloitte & Touche LLP, independent registered public accounting firm, as the independent auditors for the fiscal year ending January 2, 2010.	[ ]	[ ]	[ ]

4. To transact such other business as may properly come before the Annual Meeting.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your instructions to be executed. — Date and Sign Below

The signature should correspond exactly with the name appearing on the certificate evidencing your Common Stock. If more than one name appears, all should sign. Joint owners should each sign personally

Date (mm/dd/yyyy) – Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — West Marine, Inc.

PROXY FOR 2009 ANNUAL MEETING OF STOCKHOLDERS — MAY 20, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Randolph K. Repass and Geoffrey A. Eisenberg, or either of them, each with power of substitution, as proxies of the undersigned, to attend the 2009 Annual Meeting of Stockholders of WEST MARINE, INC. to be held at the Company’s office located at 500 Westridge Drive, Watsonville, California, on May 20, 2009, at 10:30 a.m., Pacific Time, and any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the matters set forth on the reverse side, and upon such other business as may properly come before such meeting and any adjournment or postponement thereof.
This proxy will be voted as directed. In the absence of contrary directions, this proxy will be voted FOR the election of all of the director nominees listed on the reverse side, FOR the proposed amendment to the West Marine, Inc. Associates Stock Buying Plan, FOR ratification of the selection of Deloitte & Touche LLP as the independent auditors for the fiscal year ending January 2, 2010, and, in the discretion of the proxy holder(s), on any matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.
STOCKHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.
(Continued and to be voted on reverse side.)